SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

AMENDMENT NO. 1 TO

FORM U5B
REGISTRATION STATEMENT
Filed Pursuant to Section 5 of the
Public Utility Holding Company Act of 1935

PEPCO HOLDINGS, INC.

--------------------------

Name, Title and Address of Officer to Whom Notices
and Correspondence Concerning this Statement
Should Be Addressed

Anthony J. Kamerick
Vice President and Treasurer
Pepco Holdings, Inc.
701 Ninth Street, N.W.
Washington, DC 20068

Form U5B is hereby amended and restated in its entirety except for exhibits previously filed.

Glossary of Defined Terms ---------------------------
When used herein, the following terms shall have the meanings set forth below:
ACE	Atlantic City Electric Company
Act	Public Utility Holding Company Act of 1935, as amended
CAG	Conectiv Atlantic Generation, L.L.C.
CDG	Conectiv Delmarva Generation, Inc.
CES	Conectiv Energy Supply, Inc.
CMM	Conectiv Mid-Merit, Inc.
CPG	Conectiv Pennsylvania Generation, Inc.
Delmarva or DPL	Delmarva Power & Light Company
FERC	Federal Energy Regulatory Commission
Merger	The business combination between Pepco and Conectiv
Merger U-1	The Form U-1 Application/Declaration filed by Pepco Holdings in File No. 70-9913, as amended
PCI	Potomac Capital Investment Corporation
PES	Pepco Energy Services, Inc.
Pepco	Potomac Electric Power Company
Pepco Holdings, PHI or the Company	Pepco Holdings, Inc.
PHISCO	PHI Service Company

REGISTRATION STATEMENT

The undersigned holding company hereby submits Amendment No. 1 to its registration statement to the Securities and Exchange Commission pursuant to Section 5 of the Act.

1.     Exact name of registrant: Pepco Holdings, Inc.

2.     Address of principal executive offices: 701 Ninth Street, NW, Washington, DC 20068

3.     Name and address of chief accounting officer:

        James P. Lavin
        Vice President and Controller
        Pepco Holdings, Inc.
        701 Ninth Street, N.W.
        Washington, DC 20068

4. Certain information as to the registrant and each subsidiary company thereof:

Name of Company	Organization	State/Country	Type of Business
Pepco Holdings, Inc.	Corporation	DE	Registered holding company
Potomac Electric Power Company	Corporation	DC & VA	Electric utility
Edison Capital Reserves Corporation	Corporation	DE	Investment holding company
Potomac Electric Power Company Trust I	Business Trust	DE	Financing
Gridco International L.L.C.	Limited Liability Co.	DE	Inactive
Microcell Corporation	Corporation	NC	Commercial fuel cells
POM Holdings, Inc.	Corporation	DE	Nonregulated investments
PepMarket.com LLC	Limited Liability Co.	DE	Inactive
Pepco Energy Services, Inc.	Corporation	DE	Energy-related company
Pepco Building Services, Inc.	Corporation	DE	Energy-related company
MET Electrical Testing Company, Inc.	Corporation	DE	Energy-related company
Substation Test Company, Inc.	Corporation	DE	Energy-related company
Engineered Services, Inc.	Corporation	DE	Energy-related company
G&L Mechanical Services, Inc.	Corporation	DE	Energy-related company
Unitemp, Inc.	Corporation	DE	Energy-related company
Seaboard Mechanical Services, Inc.	Corporation	DE	Energy-related company
PES Home Services of Virginia	Corporation	VA	Home-related energy services
Potomac Power Resources, Inc.	Corporation	DE	Exempt wholesale generator
PES Landfill Gas Corporation	Corporation	DE	Energy-related company
Fauquier Landfill Gas, LLC	Limited Liability Co.	DE	Energy-related company
Trigen-Pepco Energy Services, LLC	Limited Liability Co.	DC	Energy-related company
Viron/Pepco Services Partnership	General Partnership	DE	Energy-related company
Potomac Capital Investment Corporation	Corporation	DE	Nonutility holding company
PCI Netherlands Corporation	Corporation	NV	Foreign utility company
PCI Queensland Corporation	Corporation	NV	Exempt wholesale generator
Kramer Junction Company	Corporation	CA	Holds qualifying small power production facilities
KJC Operating Company	Corporation	CA	Operates qualifying small power production facilities
Luz Solar Partners, Ltd., III	Limited Partnership	CA	Qualifying small power production facilities
Luz Solar Partners, Ltd., IV	Limited Partnership	CA	Qualifying small power production facilities
Luz Solar Partners, Ltd., V	Limited Partnership	CA	Qualifying small power production facilities
Luz Solar Partners, Ltd., VI	Limited Partnership	CA	Qualifying small power production facilities
Luz Solar Partners, Ltd., VII	Limited Partnership	CA	Qualifying small power production facilities
Electro Ecology, Inc.	Corporation	NY	Qualifying small power production facilities
Pepco Enterprises, Inc.	Corporation	DE	Energy-related business opportunities
Energy and Telecommunications Services, LLC	Limited Liability Co.	DE	Nonutility holding company
Severn Cable LLC	Limited Liability Co.	DE	Utilities and telecommunications contractor
Severn Construction, LLC	Limited Liability Co.	DE	Utilities and telecommunications contractor
Pepco Energy Company	Corporation	DE	Inactive
W.A. Chester, LLC	Limited Liability Co.	DE	Utilities and telecommunications contractor
W.A. Chester Corporation	Corporation	DE	Utilities and telecommunications contractor
Pepco Technologies, LLC	Limited Liability Co.	DE	Energy-related company
AMP Funding, LLC	Limited Liability Co.	DE	Being held for liquidation
RAMP Investments, LLC	Limited Liability Co.	DE	Nonutility holding company
PCI Air Management Partners, LLC	Limited Liability Co.	DE	Aircraft leasing
PCI Ever, Inc.	Corporation	DE	Nonutility holding company
Friendly Skies, Inc.	Corporation	Virgin Islands	Aircraft leasing
PCI Air Management Corporation	Corporation	NV	Aircraft leasing
American Energy Corporation	Corporation	DE	Nonutility holding company
PCI-BT Investing, LLC	Limited Liability Co.	DE	Nonutility holding company
Potomac Aircraft Leasing Corporation	Corporation	NV	Nonutility holding company
Aircraft Leasing Associates, LP	Limited Partnership	DE	Aircraft leasing
Potomac Capital Markets Corporation	Corporation	DE	Nonutility holding company
Edison Place, LLC	Limited Liability Co.	DE	Real estate
Linpro Harmans Land LTD Partnership	General Partnership	MD	Inactive
Potomac Harmans Corporation	Corporation	MD	Real estate
Harmans Building Associates	General Partnership	MD	Real estate
Potomac Nevada Corporation	Corporation	NV	Nonregulated investments
Potomac Delaware Leasing Corporation	Corporation	DE	Aircraft leasing
Potomac Equipment Leasing Corporation	Corporation	NV	Equipment leasing
Potomac Leasing Associates, LP	Limited Partnership	DE	Intercompany receivables
Potomac Nevada Leasing Corporation	Corporation	NV	Intercompany receivables
PCI Engine Trading, Ltd.	Limited Company	Bermuda	Investments
Potomac Capital Joint Leasing Corporation	Corporation	DE	Investments and intercompany receivables
PCI Nevada Investments	General Partnership	DE	Investments
PCI Holdings, Inc.	Corporation	DE	Nonutility holding company
Aircraft International Management Company	Corporation	DE	Intercompany receivables
PCI-BT Ventures	Partnership	DE	Nonutility holding company
PCI-BT & BCR-BT Ventures	Partnership	DE	Aicraft leasing
Potomac Nevada Investment, Inc.	Corporation	NV	Aircraft equipment leasing
American-LB Energy Partnership	General Partnership	NY	Inactive
Carbon Composite, LLC	Limited Liability Co.	DE	Inactive
PCI Energy Corporation	Corporation	DE	Oil and gas investments
Pepco Communications, Inc.	Corporation	DE	Exempt telecommunications company
Pepco Communications, LLC	Limited Liability Co.	DE	ETC subsidiary
Starpower Communications, LLC	Limited Liability Co.	DE	Telecommunications company
Nextgate, Inc.	Corporation	DE	Inactive
PHI Service Company (formerly Conectiv Resource Partners, Inc.)	Corporation	DE	Service company
Conectiv	Corporation	DE	Registered holding company
Delmarva Power & Light Company	Corporation	DE & VA	Combination gas and electric utility
Delmarva Financing I	Business Trust	DE	Financing
Atlantic City Electric Company	Corporation	NJ	Electric utility
Atlantic Capital I	Business Trust	DE	Financing
Atlantic Capital II	Business Trust	DE	Financing
Atlantic City Electric Company Transition Funding LLC	Limited Liability Co.	DE	Financing
Keystone Fuels, LLC	Limited Liability Co.	DE	Holds energy contracts
Conectiv Properties and Investments, Inc.	Corporation	DE	Nonregulated investments
DCI II, Inc.	Corporation	Virgin Islands	Leveraged Leasing
UAH - Hydro Kennebec, LP	Limited Partnership	NY	Qualifying project
LUZ Solar Partners, LTD., IV	Limited Partnership	CA	Qualifying small power production facilities
DCTC-Burney, Inc.	Corporation	DE	Nonutility holding company
Forest Products, L.P.	Limited Partnership	DE	Investments
Burney Forest Products, A Joint Venture	General Partnership	CA	Energy-related company
Conectiv Solutions LLC	Limited Liability Co.	DE	Energy management services
ATE Investments, Inc.	Corporation	DE	Equity Investments
King Street Assurance Ltd.	Company	Bermuda	Insurance
Enertech Capital Partners, L.P.	Limited Partnership	DE	Energy-related investments
Enertech Capital Partners II, L.P.	Limited Partnership	DE	Energy-related investments
Pac-West Telecomm, Inc.	Corporation	CA	Communications services
Capstone Turbine Corporation	Corporation	DE	Energy-related products
Black Light Power, Inc.	Corporation	DE	Energy research
Millenium Account Services, LLC	Limited Liability Co.	DE	Meter reading services
Conectiv Services, Inc.	Corporation	DE	Energy-related services
Conectiv Plumbing, L.L.C.	Limited Liability Co.	DE	Plumbing Services
Conectiv Thermal Systems, Inc.	Corporation	DE	Energy-related company
ATS Operating Services, Inc.	Corporation	DE	Energy-related company
Atlantic Jersey Thermal Systems, Inc.	Corporation	DE	Energy-related company
Thermal Energy Limited Partnership I	Limited Partnership	DE	Energy-related company
Atlantic Generation, Inc.	Corporation	NJ	Energy-related company
Vineland Limited, Inc.	Corporation	DE	Energy-related company
Vineland Cogeneration L. P.	Limited Partnership	DE	Energy-related company
Vineland General, Inc.	Corporation	DE	Energy-related company
Pedrick Gen., Inc.	Corporation	NJ	Energy-related company
Cogeneration Partners of America	General Partnership	NJ	Inactive
Binghamton Limited, Inc.	Corporation	DE	Being held for liquidation
Binghamton General, Inc.	Corporation	DE	Being held for liquidation
Energy Investors Fund III, L.P.	Limited Partnership	DE	IPP investments
Conectiv Communications, Inc.	Corporation	DE	Exempt telecommunications company
Atlantic Southern Properties, Inc.	Corporation	NJ	Real estate
Conectiv Energy Holding Company	Corporation	DE	Holding company
ACE REIT, Inc	Corporation	DE	Holding company
Conectiv Atlantic Generation, L.L.C.	Limited Liability Co.	DE	Utility[1]
Conectiv Bethlehem LLC	Limited Liability Co.	DE	Exempt wholesale generator
Conectiv Delaware Generation, Inc	Corporation	DE	Utility[1]
Conectiv Energy Supply, Inc.	Corporation	DE	Energy trading
Conectiv Operating Services Company	Corporation	DE	Energy-related company
Conectiv Mid-Merit, Inc.	Corporation	DE	Utility[1]
Energy Systems North East, LLC	Limited Liability Co.	DE	Exempt wholesale generator
Conectiv Pennsylvania Generation, Inc.	Corporation	DE	Utility[1]
Tech Leaders II, L.P.	Limited Partnership	DE	Energy-related investments
SciQuest.com, Inc.	Corporation	DE	E-commerce and computer support
Internet Capital Group, Inc.	Corporation	DE	E-commerce
Adolor Corp	Corporation	DE	Pharmaceutical
1To be converted to an exempt wholesale generator.

BUSINESS
5.
a)

The general character of the business done by the registrant and its subsidiaries, separated as between the holding companies, public utility subsidiaries (as defined in the Act) and the various non-utility subsidiaries.

Information regarding the general character of the business of Pepco Holdings and its subsidiaries can be found in the following documents: Item 1 of the Annual Report on Form 10-K of Pepco for the year ended December 31, 2001 (File No.1-1072); Item 1 of the Annual Report on Form 10-K of Conectiv for the year ended December 31, 2001 (File No. 1-13895); Item 1 of the Annual Report on Form 10-K of Delmarva for the year ended December 31, 2001 (File No. 1-1405); and Item 1 of the Annual Report on Form 10-K of ACE for the year ended December 31, 2001 (File No. 1-3559), each of which is hereby incorporated by reference.

b)	Any substantial changes which may have occurred in the general character of the business of such companies during the preceding five years.

Information regarding any substantial changes which may have occurred in the general character of the business of Pepco Holdings and its subsidiaries during the preceding five years can be found in the Form 10-Ks of Pepco, Conectiv, Delmarva and ACE for each of the previous five years which were previously filed with the Commission and which are incorporated by reference herein.

6.

Describe briefly the general character and location of the principal plants, properties, and other important physical units of the registrant and its subsidiaries, showing separately (a) public utility and (b) other properties. If any principal plant or important unit is not held in fee, so state and describe how held.

See Item 2 of the Annual Report on Form 10-K of Pepco for the year ended December 31, 2001 (File No.1-1072); Item 2 of the Annual Report on Form 10-K for Conectiv for the year ended December 31, 2001 (File No. 1-13895); Item 2 of the Annual Report on Form 10-K of Delmarva for the year ended December 31, 2001 (File No. 1-1405); and Item 2 of the Annual Report on Form 10-K of ACE for the year ended December 31, 2001 (File No. 1-3559), each of which is hereby incorporated by reference.

INTERSTATE TRANSACTIONS
7.

For each public utility company in the holding company system of the registrant which is engaged in the transmission of electric energy or gas in interstate commerce, furnish the following information for the last calendar year:

Pepco, Delmarva and ACE have on file with the Federal Energy Regulatory Commission their respective 2001 FERC Form No. 1 which include information related to the transmission of electric energy. These reports have been provided as Exhibits G-1, G-2 and G-3, respectively.

Delmarva has on file with the Federal Energy Regulatory Commission its 2001 FERC Form No. 2 that includes information related to the transmission of gas. This report has been provided as Exhibit G-4. Pepco and ACE are not engaged in the transmission of gas in interstate commerce.

CMM and CPG are not engaged in the transmission of electric energy or gas in interstate commerce. Other than the operation of the step up transformers associated with the operation of their generating facilities, CAG and CDG are not engaged in the interstate transmission of electric energy or gas.

SECURITIES OUTSTANDING
8.	Submit the following information concerning the registrant and each subsidiary thereof as of the latest available date:
FUNDED DEBT
a)

For each issue or series of funded debt, including funded debt secured by liens on property owned, whether or not such debt has been assumed: (Do not include here any contingent liabilities reported under paragraph 8(c).)

AS OF SEPTEMBER 30, 2002 The responses to Columns E, F and H are zero.

Col. A	Col. B	Col. C	Col. D	Col. G
Name of Obligor	Title of Issue	Amount Authorized ($000)	Amount Issued Less Retired ($000)	Amount Pledged by Registrant and Each Subsidiary ($000)
ACE	Medium Term Notes Series A 7.97% to 7.98% Due May 19, 2004	150,000	30,000	30,000
ACE	Medium Term Notes Series B 6.29% to 7.20% Due January 27,2003 to June 23, 2008	240,000	138,000	138,000
ACE	Medium Term Notes Series C 7.15% to 7.68% Due May 24, 2004 to August 23, 2016	125,000	35,000	35,000
ACE	Medium Term Notes Series D 6% to 6.19% Series Due January 15, 2003 to January 17,2006	150,000	85,000	85,000
ACE	Medium Term Notes- Unsecured Series A 6.63% to 7.52% Due from June 2, 2003 to April 2, 2007	150,000	45,000	0
ACE	First Mortgage Bonds 6.625% Series August 1, 2013	75,000	68,600	68,600
ACE	First Mortgage Bonds 7.0% Series September 1, 2023	75,000	62,500	62,500
ACE	First Mortgage Bonds 7.0% Series August 13, 2028	75,000	75,000	75,000
ACE	Pollution Control, York Co. 6.375% Series December 1, 2006	2,500	2,125	2,125
ACE	Pollution Control, Series A (Salem County) Variable Rate Series April 15, 2014	18,200	18,200	0
ACE	Pollution Control, Series A (Salem County) Variable Rate Series July 15, 2017	4,400	4,400	0
ACE	Pollution Control, Series A 6.8% Series March 1, 2021	38,865	38,865	38,865
ACE	Pollution Control, Series A (Salem County) 5.6% Series November 1, 2025	4,000	4,000	4,000
ACE	Pollution Control, Series C (Salem County) 6.15% Series June 1, 2029	23,150	23,150	23,150
ACE	Pollution Control, Series B (Cape May County) 7.0% Series November 1, 2029	6,500	6,500	6,500
ACE	Pollution Control, Series A (Cape May County) 7.2% Series November 1, 2029	25,000	25,000	25,000
Aircraft International Management Company	Zero Coupon Debt	3,171	3,171	0
Conectiv	Medium Term Notes 5.30% Series Due 6/1/05	250,000	250,000	0
Conectiv	Medium Term Notes A 6.73% Series Due 6/1/06	250,000	150,000	0
Delmarva	First Mortgage Bonds 6.95% series due October 1, 2002	30,000	30,000	30,000
Delmarva	First Mortgage Bonds 6.40% series due July 1, 2003	90,000	85,000	85,000
Delmarva	Amortizing First Mortgage Bonds 6.95% series due June 1, 2003-2008	25,800	17,854	17,854
Delmarva	First Mortgage Bonds 8.15% series due October 1, 2015	66,000	32,000	32,000
Delmarva	First Mortgage Bonds 5.90% series due June 1, 2021	18,200	18,200	18,200
Delmarva	First Mortgage Bonds 7.71% series due October 1, 2025	100,000	100,000	100,000
Delmarva	First Mortgage Bonds 6.05% series due June 1, 2032	15,000	15,000	15,000
Delmarva	Medium Term Notes Series A - 8.30% to 9.29%Due November 15, 2002 to November 1, 2004	100,000	8,500	0
Delmarva	Medium Term Notes Series B - 8.125% Due May 1, 2007	80,000	50,000	0
Delmarva	Medium Term Notes Series C - 6.59% to 7.72% Due October 1, 2002 to February 1, 2027	224,200	83,500	0
Delmarva	Electric Facilities Refunding Revenue Bonds 7.15% Series due July 1, 2011	1,000	1,000	1,000
Delmarva	Pollution Control Revenue Bonds 5.50% Series due July 1, 2025	15,000	15,000	0
Delmarva	Pollution Control Revenue Bonds 5.65% Series due July 1, 2028	16,240	16,240	0
Delmarva	Pollution Control Revenue Bonds 4.90% Series due May 1, 2026	34,500	34,500	0
Delmarva	Pollution Control Revenue Bonds 5.20% Series due February 1, 2019	31,000	31,000	0
Delmarva	Variable Rate Demand Bonds Due July 1, 2024	33,330	33,330	0
Delmarva	Variable Rate Demand Bonds Due October 1, 2017	26,000	26,000	26,000
Delmarva	Variable Rate Demand Bonds Due October 1, 2028	15,500	15,500	15,500
Delmarva	Variable Rate Demand Bonds Due October 1, 2029	30,000	30,000	30,000
Delmarva	Auction Rate Tax Exempt Bonds Due July 1, 2030 to Mat 1, 2032	78,400	78,400	0
Harmans Building Associates	Harmans Land Debt	6,141	6,141	0
PCI	Medium Term Notes Series B	50,500	50,500	0
PCI	Medium Term Notes Series C	19,000	19,000	0
PCI	Medium Term Notes Series D	241,000	241,000	0
PCI	Medium Term Notes Series E	900,000	126,250	0
PCI-BT Investing LLC	Zero Coupon Debt	2,359	2,359	0
Pepco	First Mortgage Bonds 7.50% Due March 15, 2028	40,000	40,000	40,000
Pepco	First Mortgage Bonds 7.38% Due September 15, 2025	75,000	75,000	75,000
Pepco	First Mortgage Bonds 7.25% Due July 1, 2023	100,000	100,000	100,000
Pepco	First Mortgage Bonds 6.88% Due October 15, 2024	75,000	75,000	75,000
Pepco	First Mortgage Bonds 6.88% Due September 1, 2023	100,000	100,000	100,000
Pepco	First Mortgage Bonds 6.50% Due March 15, 2008	78,000	78,000	78,000
Pepco	First Mortgage Bonds 6.50% Due September 15, 2005	100,000	100,000	100,000
Pepco	First Mortgage Bonds 6.25% Due October 15, 2007	175,000	175,000	175,000
Pepco	First Mortgage Bonds 5.88% Due October 15, 2008	50,000	50,000	50,000
Pepco	First Mortgage Bonds 5.63% Due October 15, 2003	50,000	50,000	50,000
Pepco	Medium Term Notes 7.64% Due January 17, 2007	35,000	35,000	35,000
Pepco	Medium Term Notes 7.00% Due January 15, 2024	50,000	50,000	50,000
Pepco	Medium Term Notes 6.25% Due January 20, 2009	50,000	50,000	50,000
Pepco	Pollution Control Revenue Bonds 6.38% Due January 15, 2023	37,000	37,000	37,000
Pepco	Pollution Control Revenue Bonds 6.00% Due September 1, 2022	30,000	30,000	30,000
Pepco	Pollution Control Revenue Bonds 5.75% Due March 15, 2010	16,000	16,000	16,000
Pepco	Pollution Control Revenue Bonds 5.38% Due February 15, 2024	42,500	42,500	42,500
Pepco	Pollution Control Revenue Bonds 5.38% Due February 15, 2024	38,300	38,300	38,300
PHI	7.45% Notes Due August 15, 2032	250,000	250,000	0
PHI	5.50% Notes Due August 15, 2007	500,000	500,000	0
PHI	6.45% Notes Due August 15, 2012	750,000	750,000	0
Potomac Equipment Leasing	Basell Rail Car Debt	19,140	19,140	0
Thermal Energy Limited Partnership I	Series 1997 Thermal Energy Facilities Revenue Bonds Due December 1, 2031	18,500	18,500	0
Thermal Energy Limited Partnership I	Series 1995 Thermal Energy Facilities Revenue Bonds Due December 1, 2009	12,500	12,500	0

CAPITAL STOCK
b)

For each class of capital stock including certificates of beneficial interest give information both in number of shares and in dollar amounts: (Do not include any warrants, options, or other securities reported under paragraph 8(d).)

AS OF SEPTEMBER 30, 2002
Col. A	Col. B	Col. C	Col. D	Col. E	Col. F	Col. G	Col. H	Col. I	Col. J
Name of Issuer	Title of Issue	Amount Authorized	Amount Reserved for options, warrants, conversions and other rights	Additional Amount Unissued	Amount Issued	Liquidating Value if Different from Par Value	Amount Reaquired by Issuer and Available for Resale	Amount (%) Pledged by Registrant or Subsidiaries	Amount (%) Owned by Registrant and Other Subsidiaries
ACE	Common stock, par value $3 per share	25,000,000	0	6,679,063	18,320,937	N/A	NONE	NONE	100
ACE	Cumulative Preferred stock, par value $100 per share	799,979	0	770,929	29,050	N/A	NONE	NONE	0
ACE	Preferred stock, no par value	2,000,000	0	1,966,745	33,255	N/A	NONE	NONE	0
ACE	Preference stock, no par value	3,000,000	0	3,000,000	0	N/A	NONE	NONE	N/A
ACE REIT, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Aircraft International Management Company	Common Stock, par value $1 per share	10,000	0	0	10,000	N/A	NONE	NONE	99
American Energy Corporation	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
American-LB Energy Partnership	Joint Venture	N/A	N/A	N/A	N/A	N/A	NONE	NONE	50
AMP Funding, LLC	Common Stock	3	0	0	3	N/A	NONE	NONE	100
AMP Funding, LLC	Class A Preferred, $6,311,880 par value per share	1	0	0	1	N/A	NONE	NONE	100
AMP Funding, LLC	Class B Preferred	10	0	10	0	N/A	NONE	NONE	N/A
ATE Investment, Inc.	Common Stock no par value	2,500	0	2,400	100	N/A	NONE	NONE	100
Atlantic Capital I	Common Securities	86,598	0	0	86,598	N/A	NONE	NONE	100
Atlantic Capital I	8.25% Quarterly Income Preferred Securities	2,800,000	0	0	2,800,000	N/A	NONE	NONE	0
Atlantic Capital II	Common Securities	30,298	0	0	30,298	N/A	NONE	NONE	100
Atlantic Capital II	7 3/8% Cumulative Trust Preferred Capital Securities	1,000,000	0	0	1,000,000	N/A	NONE	NONE	0
Atlantic City Electric Company Transition Funding LLC	Member Interest	N/A	N/A	N/A	N/A	N/A	NONE	NONE	100
Atlantic Generation, Inc.	Common Stock no par value	2,500	0	2,400	100	N/A	NONE	NONE	100
Atlantic Jersey Thermal Systems, Inc.	Common Stock no par value	2,500	0	2,400	100	N/A	NONE	NONE	100
Atlantic Southern Properties, Inc.	Common Stock, par value $1 per share	100	0	0	100	N/A	NONE	NONE	100
ATS Operating Services, Inc.	Common Stock, no par value	100	0	50	50	N/A	NONE	NONE	100
Binghamton General, Inc.	Common Stock no par value	2,500	0	2,400	100	N/A	NONE	NONE	100
Binghamton Limited, Inc.	Common Stock no par value	2,500	0	2,400	100	N/A	NONE	NONE	100
CAG	Member Interest	N/A	N/A	N/A	N/A	N/A	NONE	NONE	100
Carbon Composite, LLC	Member Interest	N/A	N/A	N/A	N/A	N/A	NONE	NONE	50
CDG	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
CMM	Common Stock, par value $1 per share	1,000	0	1,000	0	N/A	NONE	NONE	100
Conectiv	Common stock, par value $.01 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Conectiv Bethlehem, LLC	Member Interest	N/A	N/A	N/A	N/A	N/A	NONE	100	100
Conectiv Communica- tions, Inc.	Common Stock, par value $1 per share	1,000	0	900	100	N/A	NONE	NONE	100
Conectiv Communica- tions, Inc.	Preferred Stock, par value $.01 per share	1,000	0	750	250	N/A	NONE	NONE	100
Conectiv Communica-tions, Inc.	Class B Common Stock, par value $1 per share	1,000	0	667	333	N/A	NONE	NONE	100
Conectiv Energy Holding Company	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Conectiv Energy Supply, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Conectiv Operating Services Company	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Conectiv Plumbing, L.L.C.	Member Interest	N/A	N/A	N/A	N/A	N/A	NONE	NONE	100
Conectiv Properties and Investments, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Conectiv Services, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Conectiv Solutions LLC	Member Interest	N/A	N/A	N/A	N/A	N/A	NONE	NONE	100
Conectiv Thermal Systems, Inc.	Common Stock no par value	2,500	0	2,400	100	N/A	NONE	NONE	100
CPG	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
DCI II, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
DCTC - Burney Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Delmarva	Common stock, par value $2.25 per share	1,000,000	0	999,000	1,000	N/A	NONE	NONE	100
Delmarva	Preferred stock, par value $100 per share	1,800,000	0	1,583,302	216,698	N/A	NONE	NONE	100
Delmarva	Preferred stock, par value $25 per share	3,000,000	0	2,683,500	316,500	N/A	NONE	NONE	100
Delmarva	Preferred stock, $1 par value	10,000,000	0	10,000,000	0	N/A	NONE	NONE	0
Delmarva Power Financing 1	Common Securities	86,600	0	0	86,600	N/A	NONE	NONE	100
Delmarva Power Financing I	8.125% Cumulative Trust Preferred Capital Securities	2,800,000	0	0	2,800,000	N/A	NONE	NONE	0
Edison Capital Reserves Corporation	Common Stock, par value $.01 per share	100	0	0	100	N/A	NONE	NONE	100
Edison Place LLC	Capital Contribution	N/A	N/A	N/A	N/A	N/A	NONE	NONE	100
Electro Ecology, Inc.	Common Stock, No Par Value	200	0	76	124	N/A	NONE	NONE	50
Energy and Telecommunications Services, LLC	Member Interest	N/A	N/A	N/A	N/A	N/A	NONE	NONE	100
Engineered Services, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Fauquier Landfill Gas, LLC	Member Interest	N/A	N/A	N/A	N/A	N/A	NONE	NONE	75
Friendly Skies, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
G&L Mechanical Services, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Harmans Building Associates	Capital Contribution	N/A	N/A	N/A	N/A	N/A	NONE	NONE	100
King Street Assurance, Ltd.	Common Stock, par value $1 per share	120,000	0	0	120,000	N/A	NONE	NONE	100
KJC Operating Company	Common Stock, book value $1 per share	10,000	0	9,000	1,000	N/A	NONE	NONE	100
Kramer Junction Company	Utility common stock, book value $10 per share	250,000	0	194,157	55,843	N/A	NONE	NONE	30.6
Linpro Harmans Land LTD Partnership	Joint Venture	N/A	N/A	N/A	N/A	N/A	NONE	NONE	50
MET Electrical Testing Company	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Nextgate, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
PCI	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
PCI Air Management Corporation	Capital Stock, par value $1 per share	2,500	0	1,500	1,000	N/A	NONE	NONE	100
PCI Air Management Partners, LLC	Member Interest	N/A	N/A	N/A	N/A	N/A	NONE	NONE	100
PCI Energy Corporation	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
PCI Engine Trading, Ltd	Common Stock, par value $1 per share	12,000	0	0	12,000	N/A	NONE	NONE	100
PCI Ever, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
PCI Holdings, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
PCI Netherlands Corporation	Capital Stock, par value $1 per share	2,500	0	1,500	1,000	N/A	NONE	NONE	100
PCI Nevada Investments	Partner Interest	N/A	N/A	N/A	N/A	N/A	NONE	NONE	100
PCI Queensland Corporation	Capital Stock, par value $1 per share	2,500	0	1,500	1,000	N/A	NONE	NONE	100
PCI-BT & BCR-BT Ventures	Joint Venture	N/A	N/A	N/A	N/A	N/A	NONE	NONE	55
PCI-BT Investing, LLC	Common	500,000	0	219,325.75	280,674.25	N/A	NONE	NONE	94.99
PCI-BT Investing, LLC	Class A Preferred, $100 par value per share	93,558.10	0	0	93,558.10	N/A	NONE	NONE	93.99
PCI-BT Ventures	Joint Venture	N/A	N/A	N/A	N/A	N/A	NONE	NONE	90.91
Pedrick Gen., Inc.	Common Stock no par value	2,500	0	2,400	100	N/A	NONE	NONE	100
Pepco Building Services, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Pepco Communica- tions, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Pepco Communica- tions, LLC	Capital Contribution	N/A	N/A	N/A	N/A	N/A	NONE	NONE	100
Pepco Energy Company	Capital Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Pepco Energy Services, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Pepco Enterprises, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Pepco Technologies, LLC	Capital Contribution	N/A	N/A	N/A	N/A	N/A	NONE	NONE	100
PepMarket.com, LLC	Capital Contribution	N/A	N/A	N/A	N/A	N/A	NONE	NONE	100
PES Home Services of Virginia, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
PES Landfill Gas Corporation	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
PHI Service Company	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
POM Holdings, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Potomac Aircraft Leasing Corporation	Capital Stock, par value $1 per share	2,500	0	1,500	1,000	N/A	NONE	NONE	100
Potomac Capital Joint Leasing Corporation	Common Stock, par value $1 per share	2,000	0	0	1,334	N/A	NONE	NONE	100
Potomac Capital Markets Corporation	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Potomac Delaware Leasing Corporation	Common Stock, par value $1 per share	1,000	0	348.65	651.35	N/A	NONE	NONE	100
Potomac Electric Power Company	Common Stock, par value $.01 per share	200,000,000	0	199,900,000	100	N/A	NONE	NONE	100
Potomac Electric Power Company	Serial Preferred Stock, $2.44 Series of 1957, $50 par value per share	300,000	0	60,359	239,641	$51 per share for voluntary liquidation; $50 per share for involuntary liquidation	NONE	NONE	0
Potomac Electric Power Company	Serial Preferred Stock, $2.46 Series of 1958, $50 par value per share	300,000	0	126,108	173,892	$51 per share for voluntary liquidation; $50 per share for involuntary liquidation	NONE	NONE	0
Potomac Electric Power Company	Serial Preferred Stock, $2.28 Series of 1965, $50 par value per share	400,000	0	108,241	291,759	$51 per share for voluntary liquidation; $50 per share for involuntary liquidation	NONE	NONE	0
Potomac Electric Power Company	Serial Preferred Stock, $3.40 Series of 1992, $50 par value per share	1,000,000	0	50,000	950,000	N/A	NONE	NONE	0
Potomac Electric Power Company	Serial Preferred Stock, (undesignated as to series)	7,750,000	0	7,750,000	0	N/A	NONE	NONE	N/A
Potomac Electric Power Company Trust I	7 3/8% Trust Originated Preferred Securities	5,000,000	0	0	5,000,000	N/A	NONE	NONE	0
Potomac Electric Power Company Trust I	Common Securities	154,639.2	0	0	154,639.2	N/A	NONE	NONE	100
Potomac Equipment Leasing Corporation	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Potomac Harmans Corporation	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Potomac Leasing Associates, LP	Partner Interest	N/A	N/A	N/A	N/A	N/A	NONE	NONE	100
Potomac Nevada Corporation	Capital Stock, par value $1 per share	2,500	0	1,500	1,000	N/A	NONE	NONE	100
Potomac Nevada Investment, Inc.	Capital Stock, par value $1 per share	2,500	0	1,500	1,000	N/A	NONE	NONE	100
Potomac Nevada Leasing Corporation	Capital Stock, par value $1 per share	2,500	0	1,500	1,000	N/A	NONE	NONE	100
Potomac Power Resources, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Ramp Investments, LLC	Member Interest	N/A	N/A	N/A	N/A	N/A	NONE	NONE	100
Seaboard Mechanical Services, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Severn Cable, LLC	Capital Contribution	N/A	N/A	N/A	N/A	N/A	NONE	NONE	100
Severn Construction, LLC	Capital Contribution	N/A	N/A	N/A	N/A	N/A	NONE	NONE	100
Starpower Communica- tions, LLC	Member Interest	N/A	N/A	N/A	N/A	N/A	NONE	NONE	50
Substation Test Company, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Thermal Energy Limited Partnership I	Partner Interest	N/A	N/A	N/A	N/A	N/A	NONE	NONE	100
Unitemp, Inc.	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
Vineland General, Inc.	Common Stock no par value	2,500	0	2,400	100	N/A	NONE	NONE	100
Vineland Limited, Inc.	Common Stock no par value	2,500	0	2,400	100	N/A	NONE	NONE	100
W.A. Chester Corporation	Common Stock, par value $1 per share	1,000	0	0	1,000	N/A	NONE	NONE	100
W.A. Chester, LLC	Capital Contribution	N/A	N/A	N/A	N/A	N/A	NONE	NONE	100
CONTINGENT LIABILITIES
c)

A brief outline of the nature and amount of each contingent liability on account of endorsement or other guarantees of any securities.

Information regarding contingent liabilities is set forth in the following documents, the applicable portions of which are hereby incorporated by reference: Note 5 in Part 1. Financial Information, in Pepco's quarterly report on Form 10-Q for the period ended June 30, 2002 (File No. 1-1072); Note 11 in Part 1, Financial Information, in Conectiv's quarterly report on Form 10-Q for the period ended June 30, 2002 (File No. 1-13895); Note 8 in Part 1, Financial Information, in ACE's quarterly report on Form 10-Q for the period ended June 30, 2002 (File No. 1-3559); and Note 7 in Part 1. Financial Information, in Delmarva's quarterly report on Form 10-Q for the period ended June 30, 2002 (File No. 1-1405). Information regarding guarantees as of September 30, 2002 is detailed below:

Issuer of Guarantee	Issued on Behalf of	Amount ($000)	Type of Guarantee
Conectiv	CES	89,755	Payment
Conectiv	CMM	38,471	Performance
Conectiv	PHISCO	4,734	Payment
Conectiv	CES	4,486	Payment
Conectiv	Vineland Cogen. Limited Partnership	4,502	Performance
Conectiv	DCTC-Burney, Inc.	14,700	Payment
PCI	PES	41,286	Performance
PCI	Aircraft International Management Company	3,171	Promissory Note
PCI	PCI Air Management Partners LLC	2,359	Payment/Performance
PCI	Starpower Communications LLC	7,010	Performance
PHI	PES	58,961	Payment
PHI	PES	8,398	Performance
PHI	ATS Operating Services, Inc.	400	Letter of Credit
PHI	Conectiv	1,175	Letter of Credit
PHI	Conectiv Bethlehem LLC	26,728	Letter of Credit
PHI	Conectiv Energy Holding Company	250	Letter of Credit
PHI	CES	44,055	Letter of Credit
PHI	Atlantic Generation, Inc.	6,000	Letter of Credit
PHI	ACE / Delmarva	1,600	Letter of Credit
PHI	CDG	23,441	Letter of Credit
PHI	CMM	1,627	Letter of Credit
PHI	CDG / Conectiv Operating Services Company	365	Letter of Credit
PHI	Thermal Energy L.P.I	31,000	Letter of Credit
PHI	Money Pool Depositors	292,810	Money Pool Guarantee
OTHER SECURITIES
d)

A statement of the amount of warrants, rights, or options and of any class of securities of the registrant and subsidiary companies not elsewhere herein described which is outstanding and/or authorized. A brief description of the provisions thereof should be included. Information need not be set forth under this item as to notes, drafts, bills of exchange or bankers' acceptances which mature within nine months.

Certain information regarding the Pepco Holdings, Inc. Shareholder Dividend Reinvestment Plan is set forth in the Registration Statement of PHI on Form S-3 (File No. 333-89938), and is hereby incorporated by reference. Certain information regarding the Potomac Electric Power Company Savings Plan for Exempt Employees, the Potomac Electric Power Company Savings Plan for Bargaining Unit Employees and the Potomac Electric Power Company Savings Plan for Non-Bargaining Unit, Non Exempt Employees is set forth in the Registration Statement of PHI on Form S-8 (File No. 333-96687) and is hereby incorporated by reference. Certain information regarding the Pepco Holdings, Inc. Long-Term Incentive Plan, the Pepco Holdings, Inc. Stock Compensation Plan for Directors, the Potomac Electric Power Company Long-Term Incentive Plan and the Conectiv Incentive Compensation Plan is set forth in the Registration Statement of PHI on Form S-8, as amended (File No. 333-96675) and is hereby incorporated by reference. Certain information regarding the Conectiv Savings and Investment Plan and the Atlantic Electric 401 (k) Savings and Investment Plan-B is set forth in the Registration Statement of PHI on Form S-8 (File No. 333-96673) and is hereby incorporated by reference

INVESTMENTS IN SYSTEM SECURITIES
9.

Give a tabulation showing the principal amount, par or stated value, the cost to the system company originally acquiring such security, and the number of shares or units, of each security described under Item 8 that is held by the registrant and by each subsidiary company thereof as the record (or beneficial) owner, and the amounts at which the same are carried on the books of each such owner. This information should be given as of the same date as the information furnished in answer to Item 8.

AS OF SEPTEMBER 30, 2002

Name of Company	Number of Common Shares Owned	% of Voting Power	Issuer Book Value ($000)
ACE	18,320,937	100	626,437
ACE REIT, Inc.	1,000	100	86,597
Aircraft International Management Company	10,000	99	284,169
Aircraft Leasing Associates, LP	N/A	9.78	0
American Energy Corporation	1,000	100	1,096
American-LB Energy Partnership	N/A	50	0
AMP Funding, LLC	3	100	295,622
ATE Investment, Inc.	100	100	(229)
Atlantic Capital I	N/A	100	2,165
Atlantic Capital II	N/A	100	773
Atlantic City Electric Company Transition Funding LLC	N/A	100	0
Atlantic Generation, Inc.	100	100	(1,683)
Atlantic Jersey Thermal Systems, Inc.	100	100	116
Atlantic Southern Properties, Inc.	100	100	(883)
ATS Operating Services, Inc.	50	100	0
Binghamton General, Inc.	100	100	239
Binghamton Limited, Inc.	100	100	415
CAG	N/A	100	95,740
Carbon Composite, LLC	N/A	50	0
CDG	1,000	100	47,028
CMM	1,000	100	(5,308)
Conectiv	1,000	100	1,342,407
Conectiv Bethlehem, LLC	N/A	100	(9,256)
Conectiv Communications, Inc.	100	100	38,270
Conectiv Energy Holding Company	1,000	100	671,314
Conectiv Energy Supply, Inc.	1,000	100	82,882
Conectiv Operating Services Company	1,000	100	13,328
Conectiv Plumbing, LLC	N/A	100	0
Conectiv Properties and Investments, Inc.	1,000	100	20,220
Conectiv Services, Inc.	1,000	100	13,089
Conectiv Solutions LLC	N/A	100	21,629
Conectiv Thermal Systems, Inc.	100	100	1,052
CPG	1,000	100	50,327
DCI II, Inc.	1,000	100	14,358
DCTC - Burney, Inc.	1,000	100	12,354
Delmarva	1,000	100	580,861
Delmarva Power Financing I	N/A	100	2,165
Edison Capital Reserves Corporation	100	100	114,447
Edison Place LLC	N/A	100	5,312
Electro Ecology, Inc.	62	50	0
Energy and Telecommunications Services, LLC	N/A	100	1,142
Engineered Services, Inc.	1,000	100	8,494
Fauquier Landfill Gas, LLC	N/A	75	0
Friendly Skies, Inc.	1,000	100	7,671
G&L Mechanical Services, Inc.	1,000	100	313
Harmans Building Associates	N/A	100	6,527
King Street Assurance Ltd.	120,000	100	67,740
KJC Operating Company	1,000	100	0
Kramer Junction Company	96,687.9	26.5	0
Linpro Harmans Land LTD Partnership	N/A	100	0
MET Electrical Testing Company, Inc.	1,000	100	4,389
Nextgate, Inc.	1,000	100	(673)
PCI	1,00	100	208,718
PCI Air Management Corporation	1,000	100	8,935
PCI Air Management Partners, LLC	N/A	100	213,772
PCI Energy Corporation	1,000	100	(5,045)
PCI Engine Trading, Ltd	12,000	100	190,900
PCI Ever, Inc.	1,000	100	2,846
PCI Holdings, Inc.	1,000	100	294,078
PCI Netherlands Corporation	1,000	100	116,610
PCI Nevada Investments	N/A	100	311,078
PCI Queensland Corporation	1,000	100	160,526
PCI-BT & BCR-BT Ventures	N/A	55	2,894
PCI-BT Investing, LLC	N/A	100	43,769
PCI-BT Ventures	N/A	90.91	2,894
Pedrick Gen., Inc.	100	100	9,554
Pepco Building Services, Inc.	1,000	100	1,812
Pepco Communications, Inc.	1,000	100	173,486
Pepco Communications, LLC	N/A	100	163,345
Pepco Energy Company	1,000	100	1
Pepco Energy Services, Inc.	1,000	100	53,823
Pepco Enterprises, Inc.	1,000	100	14,808
Pepco Technologies, LLC	N/A	100	(112)
PepMarket.com, LLC	N/A	100	0
PES Home Services of Virginia, Inc.	1,000	100	3
PES Landfill Gas Corporation	1,000	100	0
PHISCO	1,000	100	(442)
POM Holdings, Inc.	1,000	100	0
Potomac Aircraft Leasing Corporation	1,000	100	18,131
Potomac Capital Joint Leasing Corporation	1,334	100	790,186
Potomac Capital Markets Corporation	1,000	100	16,423
Potomac Delaware Leasing Corporation	651.35	100	300,521
Potomac Electric Power Company	100	100	988,600
Potomac Electric Power Company Trust 1	N/A	100	3,866
Potomac Equipment Leasing Corporation	1,000	100	93,372
Potomac Harmans Corporation	1,000	100	1,991
Potomac Leasing Associates, LP	N/A	100	219,099
Potomac Nevada Corporation	1,000	100	1,195,925
Potomac Nevada Investment, Inc.	1,000	100	25,553
Potomac Nevada Leasing Corporation	1,000	100	16,681
Potomac Power Resources, Inc.	1,000	100	50,700
Ramp Investments, LLC	N/A	100	234,786
Seaboard Mechanical Services, Inc.	1,000	100	2,229
Severn Cable, LLC	N/A	100	1,351
Severn Construction, LLC	N/A	100	21
Starpower Communications, LLC	N/A	50	145,672
Substation Test Company, Inc.	1,000	100	1,535
Thermal Energy Limited Partnership I	N/A	100	7,541
Unitemp, Inc.	1,000	100	836
Vineland General, Inc.	100	100	258
Vineland Limited, Inc.	100	100	2,587
W.A. Chester Corporation	1,000	100	3
W.A. Chester, LLC	N/A	100	6,567
INVESTMENTS IN OTHER COMPANIES
10.

Give a tabulation showing all investments of the registrant and of each subsidiary thereof in holding companies and in public utility companies which are not subsidiary companies of the registrant. Also show all other investments of the registrant and of each subsidiary thereof in the securities of any other enterprise, if the book value of the investment in any such enterprise exceeds 2% of the total debit accounts shown on the balance sheet of the company owning such investment or an amount in excess of $25,000 (whichever amount is the lesser). Give principal amount and number of shares or units and the cost of each issue of such securities to the system company originally acquiring such security, and amount at which carried on the books of the owner. List all such securities pledged as collateral for loans or other obligations and identify loans and obligations for which pledged. This information should be given as of the same date as the information furnished in answer to Item 8.

Investing Company	Company Invested In	Number and Type of Shares	Book Value of Investment as of 9/30/02 ($000)
ATE Investment, Inc.	Black Light Power, Inc.	240 Shares of Common	0
Atlantic Generation, Inc.	Energy Investors Fund III, L.P.	4.9% Limited Partner Interest	4,020
CMM	Energy Systems North East, LLC	50% Member Interest	689
Conectiv	Tech Leaders II, L.P.	2.6% Limited Partner Interest	140
Conectiv	SciQuest.com, Inc.	106,811 Shares of Common	66
Conectiv	Internet Capital Group, Inc.	89,837 Shares of Common	17
Conectiv	Adolor Corp.	19,398 Shares of Common	272
Conectiv Properties and Investments, Inc.	UAH-Hydro Kennebec, L.P.	27.5% Limited Partner Interest	2,115
Conectiv Properties and Investments, Inc.	Luz Solar Partners, Ltd., IV	4.779% Limited Partner Interest	1,779
Conectiv Solutions LLC	Millennium Account Services, LLC	50% Member Interest	1,134
DCTC-Burney, Inc.	Forest Products, L.P.	1% General Partner Interest	2,247 (1)
DCTC-Burney, Inc.	Burney Forest Products, A Joint Venture	55.56% General Partner Interest (Forest Products, L.P. also holds a 44.54% General Partner Interest)	2,247(1)
King Street Assurance Ltd.	Enertech Capital Partners, L.P.	94% Limited Partner Interest	5,872
King Street Assurance Ltd.	Enertech Capital Partners, II, L.P.	11% Limited Partner Interest	5,238
King Street Assurance Ltd.	Pac-West Telecomm, Inc	294,584 Shares of Common	78
King Street Assurance Ltd.	Capstone Turbine Corporation	790,838 Shares of Common	467
PCI	LUZ Solar Partners, Ltd. III	22.3% Partner Interest	0
PCI	LUZ Solar Partners, Ltd. IV	10% Partner Interest	0
PCI	LUZ Solar Partners, Ltd. V	19.22 % Partner Interest	2
PCI	LUZ Solar Partners, Ltd. VI	31.33% Partner Interest	5
PCI	LUZ Solar Partners, Ltd. VII	24.5% Partner Interest	10
Pepco	Microcell Corp.	476,190 Shares of Preferred B	1,000
Potomac Capital Joint Leasing Corporation	Central Illinois Light Co.	35,000 Shares of Preferred	3,352
Potomac Capital Joint Leasing Corporation	Cleveland Electric Illuminating	1,665 Shares of Preferred	1,658
Potomac Capital Joint Leasing Corporation	Gulf States Utilities	30,475 Shares of Preferred	3,037
Potomac Capital Joint Leasing Corporation	Kentucky American Water	8,400 Shares of Preferred	832
Potomac Capital Joint Leasing Corporation	Nicor, Inc.	18,000 Shares of Preferred	790
Potomac Capital Joint Leasing Corporation	Northwest Natural Gas	92,500 Shares of Preferred	9,247
Potomac Capital Joint Leasing Corporation	Pacificorp	54,090 Shares of Preferred	5,409
Potomac Capital Joint Leasing Corporation	Rochester Gas & Electric	60,000 Shares of Preferred	5,998
Potomac Capital Joint Leasing Corporation	Southern Cal Edison	108,000 Shares of Preferred	10,608
Potomac Capital Joint Leasing Corporation	UGI Corp.	20,000 Shares of Preferred	2,000
Potomac Capital Joint Leasing Corporation	Vermont Public Service	44,216 Shares of Preferred	4,422
Potomac Capital Joint Leasing Corporation	Avista Corp.	107,825 Shares of Preferred	10,717

Investing Company	Company Invested In	Number and Type of Shares	Book Value of Investment as of 9/30/02 ($000)
Potomac Capital Joint Leasing Corporation	Whirlpool Financial	4,000 Shares of Preferred	401
Potomac Capital Joint Leasing Corporation	Freddie Mac	150,000 Shares of Preferred	7,500
Potomac Capital Joint Leasing Corporation	San Diego Gas & Electric	30,000 Shares of Preferred	821
PCI Holdings, Inc.	Duke Power	30,376 Shares of Preferred	3,062
PCI Holdings, Inc.	Louisville Gas & Electric	43,100 Shares of Preferred	4,310
PCI Holdings, Inc.	Pacific Gas & Electric	727,900 Shares of Preferred	17,713
PCI Holdings, Inc.	Puget Sound	88,038 Shares of Preferred	9,022
PCI	BT Capital Funding Corp.	39.2 Shares of Preferred	9,812
PCI Ever, Inc.	BT Ever	2.8 Shares of Preferred	2,178
PCI	Echapman.com, Inc.	60,001 Shares of Common	218
PCI	Corvis	535,761 Shares of Common	770
PES	Viron/Pepco Services Partnership	50% Partnership Interest	3,392
PES	Trigen/Pepco Energy Services Partnership, LLC	50% Partnership Interest	2,306
Atlantic Generation, Inc.	Cogeneration Partners of America	50% Partnership Interest	696
Vineland Limited, Inc. and Vineland General, Inc.	Vineland Cogeneration Limited Partnership	455 Limited Partnership Interest (Vineland General, Inc. also owns a 5% General Partnership Interest)	1,372
(1) Represents combined book value of Forest Products, L.P. and Burney Forest Products, A Joint Venture.
INDEBTEDNESS OF SYSTEM COMPANIES
11.

List each indebtedness of the registrant and of each subsidiary company thereof (other than indebtedness reported under Item 8, but as of the same date) where the aggregate debt owed by any such company to any one person exceeds $25,000 or an amount exceeding 2% of the total of the debit accounts shown on the balance sheet of the debtor (whichever amount is the lesser) but not including any case in which such aggregate indebtedness is less than $5,000, and give the following additional information as to each such indebtedness:

a)	Debts owed to associate companies at September 30, 2002: The following table provides inter-company receivables and payables as of September 30, 2002:
Name of Debtor	Name of Creditor	Amount Owed ($000)	Rate of Interest	Date of Maturity
ACE	CAG	141	N/A	N/A
ACE	Atlantic Southern Properties, Inc	155	N/A	N/A
ACE	PHISCO	10,116	N/A	N/A
ACE	PHI	28	N/A	N/A
ATE Investment, Inc.	PHISCO	25	N/A	N/A
Atlantic Generation, Inc.	PHISCO	48	N/A	N/A
Atlantic Generation, Inc.	Binghamton General, Inc.	146	N/A	N/A
Atlantic Generation, Inc.	Binghamton Limited, Inc.	355	N/A	N/A
Atlantic Generation, Inc.	Pedrick General, Inc.	8,358	N/A	N/A
Atlantic Generation, Inc.	Vineland General, Inc.	116	N/A	N/A
Atlantic Generation, Inc.	Vineland Limited, Inc.	1,427	N/A	N/A
Atlantic Jersey Thermal Systems, Inc.	Conectiv Thermal Systems, Inc.	643	N/A	N/A
Atlantic Southern Properties, Inc	PHISCO	91	N/A	N/A
ATS Operating Services, Inc.	Conectiv Thermal Systems, Inc.	2,536	N/A	N/A
CAG	PHISCO	3,523	N/A	N/A
CDG	PHISCO	1,888	N/A	N/A
CDG	Delmarva	274	N/A	N/A
CES	CDG	9,218	N/A	N/A
CES	ACE	1,501	N/A	N/A
CES	PHISCO	423	N/A	N/A
CMM	PHISCO	247	N/A	N/A
CMM	Conectiv Energy Holding Company	229	N/A	N/A
Conectiv	PHISCO	1,223	N/A	N/A
Conectiv Bethlehem, LLC	PHISCO	1,079	N/A	N/A
Conectiv Bethlehem, LLC	Conectiv Energy Holding Company	591	N/A	N/A
Conectiv Bethlehem, LLC	CMM	252	N/A	N/A
Conectiv Bethlehem, LLC	PHISCO	496	N/A	N/A
Conectiv Energy Holding Company	PHISCO	1,056	N/A	N/A
CES	PHI	74	N/A	N/A
CES	CAG	1,615	N/A	N/A
CES	Conectiv Energy Holding Company	229	N/A	N/A
Conectiv Operating Services Company	PHISCO	1,491	N/A	N/A
Conectiv Properties and Investments, Inc.	PHISCO	321	N/A	N/A
Conectiv Services, Inc.	PHISCO	31	N/A	N/A
Conectiv Thermal Systems, Inc.	PHISCO	405	N/A	N/A
Conectiv Thermal Systems, Inc.	Conectiv Operating Services Company	271	N/A	N/A
CPG	PHISCO	78	N/A	N/A
Delmarva	CAG	47	N/A	N/A
Delmarva	ACE	1,082	N/A	N/A
Delmarva	Conectiv Properties and Investments, Inc.	110	N/A	N/A
Delmarva	CES	20,517	N/A	N/A
Delmarva	PHISCO	9,841	N/A	N/A
Delmarva	Conectiv	319	N/A	N/A
Delmarva	PHI	28	N/A	N/A
PCI	PES	170	N/A	N/A
PCI	PHISCO	37	N/A	N/A
Pedrick Gen., Inc.	PHISCO	149	N/A	N/A
Pepco	PHI	92	N/A	N/A
PES	Pepco	648	N/A	N/A
PES	PHISCO	126	N/A	N/A
PES	CES	946	N/A	N/A
PES	Delmarva	171	N/A	N/A
PHISCO	Conectiv Solutions LLC	39	N/A	N/A
PHISCO	Conectiv Communications, Inc.	193	N/A	N/A
PHISCO	Pepco	550	N/A	N/A
Thermal Energy Limited Partnership I	Conectiv Thermal Systems, Inc.	84,389	N/A	N/A
Thermal Energy Limited Partnership I	ATS Operating Services, Inc.	2,542	N/A	N/A
Thermal Energy Limited Partnership I	PHISCO	394	N/A	N/A
The following table provides inter-company notes receivable/payable as of September 30, 2002:
Name of Debtor	Name of Creditor	Amount Owed ($000)	Rate of Interest (%)	Date of Maturity
Aircraft International Management Company	PCI	35,186	2.41	On demand
American Energy Corporation	PCI	13,667	2.41	On demand
AMP Funding, L.L.C.	RAMP Investments LLC	92	2.41	On demand
ATE Investment, Inc.	PHISCO (Money Pool)	29,832	2.41	On demand
Atlantic Generation, Inc.	PHISCO (Money Pool)	8,796	2.41	On demand
Atlantic Southern Properties, Inc.	PHISCO (Money Pool)	17,728	2.41	On demand
CDG	PHI	34,116	2.41	On demand
CMM	PHI	41,999	2.41	On demand
Conectiv	PHI	383,479	2.41	On demand
Conectiv Bethlehem LLC	Conectiv Energy Holding Company	341	2.41	On demand
Conectiv Communications, Inc.	Conectiv Solutions LLC	87,002	7.30	8/6/16
Conectiv Energy Holding Company	PHISCO (Money Pool)	341,901	2.41	On demand
Conectiv Properties and Investments, Inc.	PHISCO (Money Pool)	2,204	2.41	On demand
Conectiv Solutions LLC	Conectiv	100,568	7.30	5/21/11
Conectiv Solutions LLC	PHISCO (Money Pool)	6,167	2.41	On demand
Conectiv Thermal Systems, Inc.	Conectiv Communications, Inc.	100,568	7.30	5/1/11
Conectiv Thermal Systems, Inc.	PHISCO (Money Pool)	362	2.41	On demand
CPG	PHI	142,063	2.41	On demand
Edison Place LLC	PCI	86,665	2.41	On demand
Friendly Skies, Inc.	PCI	29	2.41	On demand
Nextgate, Inc.	PCI	673	2.41	On demand
PCI Air Management Corporation	PCI	722	2.41	On demand
PCI	PHISCO (Money Pool)	111,269	2.41	On demand
PCI	Pepco Capital Joint Leasing Corporation	931,972	2.41	On demand
PCI	Potomac Capital Markets Corporation	17,332	2.41	On demand
PCI	Potomac Leasing Corporation	5,472	2.41	On demand
PCI	Potomac Nevada Investments, Inc.	17,005	2.41	On demand
PCI	PCI Ever, Inc.	256	2.41	On demand
PCI	PCI Queensland Corporation	92,226	2.41	On demand
PCI	AMP Funding, L.L.C.	6,030	2.41	On demand
PCI	PCI-BT Investing, LLC	25,640	2.41	On demand
PCI	Potomac Delaware Leasing Corporation	57,755	2.41	On demand
PCI	Potomac Equipment Leasing Corporation.	5,315	2.41	On demand
PCI	PCI Netherlands Corporation	133,247	2.41	On demand
PCI	PCI Air Management Partners LLC	111,130	2.41	On demand
PCI	Edison Capital Reserves Corporation	110,000	4.00	12/31/03
PCI	PHI	150,000	7.535	9/25/14
PCI	PHI	150,000	7.535	9/30/14
PCI	Pepco Communications, Inc.	29,252	2.41	On demand
PCI Air Management Partners LLC	PCI Engine Trading Ltd.	350	2.41	On demand
PCI Air Management Partners LLC	PCI Air Management Corporation	2,382	2.41	On demand
PCI Energy Corp.	Pepco Capital Joint Leasing Corporation	1,050	2.41	On demand
PCI Energy Corp.	PCI	367	2.41	On demand
PCI Engine Trading Ltd.	PCI	1,460	2.41	On demand
PCI Holdings, Inc.	Aircraft International Management Company	130,180	2.41	On demand
PCI Holdings, Inc.	PCI	12,256	2.41	On demand
PCI Nevada Investments	Potomac Edison Leasing Corp.	72,000	2.41	On demand
Pepco Capital Joint Leasing Corporation	Aircraft International Management Company	218,580	2.41	On demand
Pepco Capital Joint Leasing Corporation	RAMP Investments LLC	27,731	2.41	On demand
Pepco Capital Joint Leasing Corporation	PCI Air Management Partners LLC	10,400	2.41	On demand
Pepco Capital Joint Leasing Corporation	Potomac Leasing Associates, LP	133,988	2.41	On demand
Pepco Capital Joint Leasing Corporation	PCI Air Management Corporation	1,283	2.41	On demand
Pepco Capital Joint Leasing Corporation	PCI Air Management Partners LLC	22,410	2.41	On demand
Pepco Capital Joint Leasing Corporation	PCI Holdings, Inc.	97,664	2.41	On demand
Pepco Capital Joint Leasing Corporation	PCI Ever, Inc.	35	2.41	On demand
Pepco Enterprises, Inc.	PCI	3,288	2.41	On demand
Pepco Technologies	PCI	29	2.41	On demand
PES	PHISCO (Money Pool)	34,050	2.41	On demand
PHISCO	PHISCO (Money Pool)	26,146	2.41	On demand
Potomac Aircraft Leasing Corporation	PCI	33,531	2.41	On demand
Potomac Harmans Corporation	PCI	248	2.41	On demand
Potomac Harmans Corporation	Potomac Nevada Corporation	1,626	2.41	On demand
Potomac Leasing Associates, LP	PCI	2,984	2.41	On demand
Potomac Leasing Associates, LP	Potomac Nevada Corporation	17,676	2.41	On demand
Potomac Nevada Corporation	Pepco Capital Joint Leasing Corporation	8,431	2.41	On demand
Potomac Nevada Corporation	Potomac Nevada Leasing Corporation	16,001	2.41	On demand
Potomac Nevada Corporation	PCI	52,142	2.41	On demand
Potomac Nevada Investment, Inc.	PCI	141,703	2.41	On demand
Potomac Nevada Investment, Inc.	PCI Netherlands Corporation	84,139	2.41	On demand
Potomac Nevada Leasing Corporation	PCI	2,393	2.41	On demand
RAMP Investments LLC	PCI	113,344	2.41	On demand
RAMP Investments LLC	PCI Air Management Partners LLC	9,533	2.41	On demand
b)	DEBTS OWED TO OTHERS:
See Item 8 for debts owed to others
PRINCIPAL LEASES
12.

Describe briefly the principal features of each lease (omitting oil and gas leases) to which the registrant or any subsidiary company thereof is a party, which involves rental at an annual rate of more than $50,000 or an amount exceeding 1% of the annual gross operating revenue of such party to said lease during its last fiscal year (whichever of such sums is the lesser) but not including any lease involving rental at a rate of less than $5,000 per year.

Lessee	Lessor	Items(s) Leased	Total 2001 Payments ($000)	Expiration Date
ACE	GUO MAO International Hotels B.V.	Scrubber at B.L. England	10,600	1/22/07
ACE	Atlantic Southern Properties	Office Space	425	2/28/03
ACE	Norfolk Southern Railway.	Railroad tank cars	316	12/31/04
ACE	Citgo Asphalt Refining Company	Fuel oil storage & throughput agreement- B.L. England Generating Station	297	9/1/03
ACE	BLC Corporation	Vehicles/equipment	482	Renewable every 12 months
ACE	Brian Callaghan	Office Space - Atlantic City Customer Courtesy Center	10	12/31/03
ACE	Towne Centre LTD	Office Space - Turnersville Customer Courtesy Center	13	4/30/04
ACE	Capitol View	Office Space - Trenton Office	18	9/30/04
ACE	Mac One	Office Space - Millville Customer Courtesy Center	20	3/31/04
ACE	SJS Tilton Times	Office Space - Pleasantville Customer Courtesy Center	20	8/31/05
CDG	Delmarva	Merrill Creek Reservoir	1,615	12/20/32
CES	Delaware Terminal Company	#6 Oil Tank Storage & Pipeline facility	554	Month to Month
Delmarva	Delmarva Services Company	Office Building	1,776	10/15/02
Delmarva	Various Railroads	Railroad Leases	341	Various
Delmarva	State of Delaware	River Crossing	77	8/28/26
Delmarva	Bell Atlantic - DE	Poles	556	Various
Delmarva	Bell Atlantic - MD	Poles	578	Various
Delmarva	Commissioners of St. Michael's	Poles	233	Various
Delmarva	Conectiv Properties and Investments, Inc.	Building	1,261	Month to month
Delmarva	BGE	Tower Lease	90	7/16/06
Delmarva	GBH Radio	Tower Lease	40	7/1/06
Delmarva	United Jersey Bank, Trustee	Merrill Creek Reservoir	3,785	12/20/32
Engineered Services, Inc.	Refiner Associates	Real Estate	112	12/05
Engineered Services, Inc.	Copier Lease	Office Equipment	5	8/04
Engineered Services, Inc.	Automotive Rentals Inc.	Vehicles	21	4/04-9/04
G&L Mechanical Services, Inc	Ford Lease	Vehicles	15	7/05-8/05
G&L Mechanical Services, Inc.	Daewoo	Equipment	6	5/06
G&L Mechanical Services, Inc.	Ford Motor Credit Corp.	Vehicle	7	6/05
MET Electrical Testing Company	Merit Properties, LLC	Office Space	63	5/08
MET Electrical Testing Company	North Suburban Land Co.	Office Space	29	3/04
MET Electrical Testing Company	Marcelene M. Schwegler	Office Space	16	10/03-3/04
MET Electrical Testing Company	Enterprise Fleet Services	Vehicles	37	6/03-12/04
MET Electrical Testing Company	GE Capital Fleet Services	Vehicles	13	1/04-5/04
MET Electrical Testing Company	IOS Capital	IOS Capital	16	2/06
MET Electrical Testing Company	Doble Engineering Co.	Doble Engineering Co.	29	3/03
PCI	TIAA of America	Office Space	1,004	3/31/05
PCI	Pitney-Bowes	Office Equipment	8	9/30/05
Pepco	BLC	Vehicles	2,264	9/02-9/07
Pepco	BLC	Computers	5,040	9/02/9/07
Pepco	BLC	Office Equipment	252	9/02-9/07
Pepco	Ford Motor Credit	Vehicles	54	9/02-12/03
Pepco	Storagetek Financial	Computer Equipment	303	8/04-6/06
Pepco	Levi, Ray & Shoup	Software	53	6/03-6/04
Pepco	IBM	Computer Equipment	1,118	4/03-1/05
Pepco	Ayaya Financial Services	Telephone Equipment	379	12/05-10/08
Pepco	OCE Printing Systems	Printing Equipment	247	6/30/07
Pepco	Williams Data Systems	Software	32	6/04
Pepco	Starpower Communications	Communications Equipment	49	5/03
Pepco	Edison Place LLC	Office Space	11,236	5/06-5/16
Pepco	Doggett's Parking Company	Parking Lot	600	5/16
Pepco	Atapco Properties	Office Space	38	9/04
Pepco	Canal Square	Office Space	88	9/04
Pepco	Phase 1 456 Associates	Substation	323	12/18
Pepco	F&B Limited Liability Company	Office Space	320	12/05
Pepco	Perkins Commercial Management	Office Space	473	6/03
Pepco	Larry D. Edwards, Trustee	Office Space	23	5/03
Pepco	State Circle Properties	Office Space	25	7/04
Pepco Building Services	William Groleau	Real Estate	28	3/07
PES	2000 K LLC	Office Space	176	12/02
PES	2000 K LLC	Office Space	60	12/02
PES	Cafritz	Office Space	798	10/04
PES	Canon	Office Equipment	35	4/07
PES	Darcars Fairfax Chrysler	Vehicle	6	10/04
PES	CIT Group	Office Furniture	110	2/05
PES	Equity Office Properties	Office Space	797	5/12
PES	Lawrence Hoynes	Office Space	7	5/03
PES	Merritt-CCP IV	Office Space	223	7/05
PES	Parkway Properties	Office Space	16	7/04
PES	Summerfield Village	Office Space	10	6/05
PES	Whalen Properties	Office Space	8	12/04
PES	Pitney Bowes	Office Equipment	9	12/05
PES	Canon	Office Equipment	16	11/06
PHISCO	Sardo & Sons	Warehouse Space	250	8/1/04
PHISCO	Hewlet Packard Financial Services	Computer Equipment (Servers)	No payments yet	Various 12/31/04 - 3/31/05
PHISCO	EMC Corporation	Computer Equipment (storage area network)	113	9/30/05
PHISCO	Delaware River & Bay Authority	Ground Lease - Carneys Point	99	6/30/18
PHISCO	King Street Associates	Office Space - 4th & 5th Floors, King Street	585	4/18/11
PHISCO	Xerox Business Services	Office Equipment	772	2/28/05
PHISCO	Canon Business Services	Office Equipment	124	8/6/06
Seaboard Mechanical Services, Inc.	Advantis Real Estate Service Co.	Office Space	8	8/04
Substation Test Company	4110 Forestville Road, LLC	Real Estate	88	5/06
Substation Test Company	GE Capital Fleet Services	Vehicle	6	6/04
Substation Test Company	Doble Equipment	Doble Equipment	14	3/03
Unitemp, Inc.	New Concepts Leasing, Inc.	Vehicles	44	6/03-4/05
SECURITIES SOLD
13.

If, during the last five years, the registrant or any subsidiary company thereof has issued, sold, or exchanged either publicly or privately any securities having a principal amount, par, stated or declared value exceeding $1,000,000 or exceeding an amount equal to 10% of the total liabilities as shown by the balance sheet of issuer at the time of such issue (whichever of such sums is the lesser), give the following information with respect to each such issue or sale:

          Securities sold in five years ending September 30, 2002:

Title of Issue	Name of Obligor	Amount Issued or Sold ($000)	Proceeds Received by Issuer Before Expenses (per $100)	Approximate Expenses of Issuer (per $100)	Name of Principal Underwriter or Purchasers	Underwriters Initial Offering Price
Medium Term Notes Series A 7.52% Due April 2, 2007	ACE	5,000	5,000	1.61	Bank One Goldman Sachs Lehman Brothers	5,000
Medium Term Notes Series A 7.50% Due April 2, 2007	ACE	10,000	10,000	1.10	Lehman Brothers Bank One Goldman Sachs	10,000
Pollution Control Revenue Bonds Variable % Due April 15, 2014	ACE	18,200	18,200	1.82	Morgan Stanley Summit Bank	18,200
Pollution Control Revenue Bonds Variable $ Due July 15, 2017	ACE	4,400	4,400	5.98	Morgan Stanley Summit Bank	4,400
Medium Term Notes Series A 6.63% Due June 2, 2003	ACE	30,000	30,000	0.55	Lehman Brothers Goldman Sachs Bank One	30,000
Medium Term Notes Series D 6.19% Due January 17, 2006	ACE	50,000	50,000	0.63	Lehman Brothers Bank One Lehman Brothers	50,000
Medium Term Notes Series D 6.18% Due January 12, 2006	ACE	15,000	15,000	0.63	Bank One Goldman Sachs Lehman Brothers	15,000
Medium Term Notes Series D ..00% Due January 15, 2003	ACE	20,000	20,000	0.58	Lehman Brothers Bank One Goldman Sachs	20,000
Trust Preferred Stock- QUIPS 7.38% Due December 31, 2028	Atlantic Capital II	25,000	25,000	5.29	Morgan Stanley Legg Mason Wheat First	25,000
Medium Term Notes Series A 6.73% Due June 1, 2006	Conectiv	250,000	250,000	0.60	Lehman Brother Bank One First Union CS First Boston	250,000
Medium Term Notes 5.30% Due June 1, 2005	Conectiv	250,000	250,000	0.53	Morgan Stanley Bank of America Fleet Securities	250,000
Medium Term Notes Series C 6.59% Due October 1, 2002	Delmarva	12,000	12,000	0.50	Morgan Stanley Merrill Lynch	12,000
Medium Term Notes Series C 6.75% Due October 1, 2006	Delmarva	20,000	20,000	0.60	Morgan Stanley Merrill Lynch	20,000
Medium Term Notes Series C 6.81% Due January 9, 2018	Delmarva	4,000	4,000	0.75	Morgan Stanley Merrill Lynch	4,000
Pollution Control Revenue Bonds 5.50% Due July 1, 2025	Delmarva	15,000	15,000	1.62	Morgan Stanley Bank of America	15,000
Pollution Control Revenue Bonds 5.65% Due July 1, 2028	Delmarva	16,240	16,240	1.63	Morgan Stanley Bank of America	16,240
Pollution Control Revenue Bonds 4.90% Due May 1, 2026	Delmarva	34,500	34,500	4.77	Morgan Stanley PNC Capital Markets	34,500
Pollution Control Revenue Bonds 5.20% Due February 1, 2019	Delmarva	31,000	31,000	4.41	Morgan Stanley Bank One	31,000
Pollution Control Revenue Bonds Variable % Due July 1, 2024	Delmarva	33,330	33,330	2.67	Morgan Stanley Bank of America	33,330
Exempt Facilities Revenue Bonds Auction Rate Due July 1, 2030	Delmarva	38,900	38,900	2.88	Morgan Stanley Bank of America	38,900
Exempt Facilities Revenue Bonds Auction Rate Due May 1, 2031	Delmarva	24,500	24,500	5.07	Morgan Stanley PNC Capital Markets	24,500
Exempt Facilities Revenue Bonds Auction Rate Due May 1, 2032	Delmarva	15,000	15,000	5.52	Morgan Stanley Bank One	15,000
Medium Term Notes Series C	PCI	5,000	5,000	0.56	Merrill Lynch & Co. Salomon Smith Barney Goldman Sachs & Co.	5,000
Medium Term Notes Series C	PCI	4,000	4,000	0.55	Merrill Lynch & Co. Salomon Smith Barney Goldman Sachs & Co.	4,000
Medium Term Notes Series C	PCI	10,000	10,000	0.55	Merrill Lynch & Co. Salomon Smith Barney Goldman Sachs & Co.	10,000
Medium Term Notes Series D	PCI	10,000	10,000	0.52	Merrill Lynch & Co. Salomon Smith Barney Goldman Sachs & Co.	10,000
Medium Term Notes Series D	PCI	19,000	19,000	0.63	Merrill Lynch & Co. Salomon Smith Barney Goldman Sachs & Co.	19,000
Medium Term Notes Series D	PCI	57,000	57,000	0.49	Merrill Lynch & Co. Salomon Smith Barney Goldman Sachs & Co.	57,000
Medium Term Notes Series D	PCI	2,000	2,000	0.40	Merrill Lynch & Co. Salomon Smith Barney Goldman Sachs & Co.	2,000
Medium Term Notes Series D	PCI	38,000	38,000	0.52	Merrill Lynch & Co. Salomon Smith Barney Goldman Sachs & Co.	38,000
Medium Term Notes Series D	PCI	20,000	20,000	0.63	Merrill Lynch & Co. Salomon Smith Barney Goldman Sachs & Co.	20,000
Medium Term Notes Series D	PCI	7,000	7,000	0.54	Merrill Lynch & Co. Salomon Smith Barney Goldman Sachs & Co.	7,000
Medium Term Notes Series D	PCI	6,000	6,000	0.62	Merrill Lynch & Co. Salomon Smith Barney Goldman Sachs & Co.	6,000
Medium Term Notes Series D	PCI	13,000	13,000	0.47	Merrill Lynch & Co. Salomon Smith Barney Goldman Sachs & Co.	13,000
Medium Term Notes Series D	PCI	26,000	6,000	0.52	Merrill Lynch & Co. Salomon Smith Barney Goldman Sachs & Co.	26,000
Medium Term Notes Series D	PCI	10,000	10,000	0.52	Merrill Lynch & Co. Salomon Smith Barney Goldman Sachs & Co.	10,000
Medium Term Notes Series D	PCI	50,000	50,000	0.52	Merrill Lynch & Co. Salomon Smith Barney Goldman Sachs & Co.	50,000
Medium Term Notes Series D	PCI	225,000	225,000	0.30	Merrill Lynch & Co. Salomon Smith Barney Goldman Sachs & Co.	225,000
Medium Term Notes Series E	PCI	92,000	92,000	0.63	Merrill Lynch & Co. Salomon Smith Barney Bank of America.	92,000
Medium Term Notes Series E	PCI	34,250	34,250	0.53	Merrill Lynch & Co.	34,250
Adjustable Rate Pollution Control Revenue Bonds Due 6/1/27	Pepco	8,090	8,090	1.46	Goldman Sachs	8,090
6-1/4% First Mortgage Bonds Due 10/15/07	Pepco	175,000	175,000	0.92	Salomon Smith Barney Legg Mason Morgan Keen Oppenheimer Co.	174,738
6% First Mortgage Bonds Due 4/1/04	Pepco	270,000	270,000	1.83	Legg Mason Wood Walker A.G. Edwards Dain Rauscher Wessels Everen Securities Wheat First Union	270,000
7 3/8% TOPrS Due 6/1/38	Potomac Electric Power Company Trust I	125,000	125,000	3.66	Merrill Lynch A.G. Edwards Paine Webber Prudential Securities Salomon Smith Barney	125,000
AGREEMENT FOR FUTURE DISTRIBUTION OF SECURITIES
14.
a)

Summarize the terms of any existing agreement to which the registrant or any associate or affiliate company thereof is a party or in which any such company has a beneficial interest with respect to future distribution of securities of the registrant or of any subsidiary.

Certain information regarding agreements with respect to future distribution of securities of PHI and its subsidiaries is set forth in the following documents, the applicable portions of which are hereby incorporated by reference: Item 1 of the Application/Declaration of PHI on Form U-1, as amended in File No. 70-9947; Registration Statement of PHI on Form S-3 with respect to the Pepco Holdings, Inc. Shareholder Dividend Reinvestment Plan in File No. 333-89938; the Registration Statement of PHI on Form S-8 with respect to the Potomac Electric Power Company Savings Plan for Exempt Employees, the Potomac Electric Power Company Savings Plan for Bargaining Unit Employees and the Potomac Electric Power Company Savings Plan for Non-Bargaining Unit, Non Exempt Employees in File No. 333-96687; the Registration Statement of PHI on Form S-8 with respect to the Pepco Holdings, Inc. Long-Term Incentive Plan, the Pepco Holdings, Inc. Stock Compensation Plan for Directors, the Potomac Electric Power Company Long-Term Incentive Plan and the Conectiv Incentive Compensation Plan in File No. 333-96675; the Registration Statement of PHI on Form S-8 with respect to the Conectiv Savings and Investment Plan and the Atlantic Electric 401(k) Savings and Investment Plan-B in File No. 333-96673 and the Registration Statement of PHI on Form S-3 with respect to the issuance of long-term debt and common stock in File No. 333-100478.

b)

Describe briefly the nature of any financial interest (other than the ownership of securities acquired as a dealer for the purpose of resale) which any person with whom such agreement exists, has in the registrant or in any associate or affiliate company thereof.

The beneficiaries of the employee benefit plans referred to above may be deemed to have a financial interest in the registrant or associate or affiliate companies thereof by virtue of their employment relationship with the registrant or such other companies and compensation, benefit and severance agreements and arrangements relating to such employment.

TWENTY LARGEST HOLDERS OF CAPITAL STOCKS
15.

As of a recent date (indicating such date for each class) give the following information with respect to the holders of each class of stock and/or certificates of beneficial interest of the registrant:

a)

The twenty largest registered holders of Common Stock and Class A Stock, as of its most recent dividend record date:

Conectiv shares can be held by certificate, through dividend reinvestment plans, through employee investment plans, through investment companies, and other street name and nominee accounts. Absent an unreasonable expenditure of time and money, Conectiv has no way to determine the number of shares held by each holder of beneficial interest. Accordingly, Conectiv is only able to provide information as to shares registered with Conectiv.

The following table sets forth PHI's twenty largest registered shareholders on the books as of September 10, 2002:

Shareholder Name and Address	Shares Held	% of Outstanding Shares
Cede & Co Box 20 Bowling Green Station New York, NY 10274	111,007,609	76.63
Potomac Electric Power Company Administrator Shareholder Dividend-Reinvestment Plan 701 Ninth Street, NW, Suite 5239 Washington, DC 20068	21,738,300	14.99
Fidelity Management Trust Company As Trustee FBO Pepco Retirement Savings Plan Master Trust Fidelity Mgmt Trust Co 82 Devonshire Street Boston, MA 02109	4,363,874	3.01
Potomac Electric Power Co Long-Term Incentive Plan C-O Manager Payroll & Benefits Accounting 701 Ninth Street NW Washington, DC 20068	211,895	0.14
Patrick J. Morley 345 Barnhill Road West Chester, PA 19382-2336	113,565	0.07
Hart Securities Ltd. C-O Anthony Bonanno Gibson Dunn & Crutcher 1050 Connecticut Avenue, NW #900 Washington, DC 20036-5306	60,000	0.04
Paine Webber Inc. 1000 Harbor Blvd Weehawken, NJ 07087-6726	55,704	0.03
Albert J. Battista & Virginia C. Battista Ten Com 4334 Reno Rd NW Washington, DC 20008	54,102	0.03
Joseph W. McCool 200 Coolidge Avenue Absecon, NJ 08201-1213	47,329	0.03
Annabelle R. Welch 312 Rodman Road Wilmington, DE 19809-2944	46,564	003
Dalck Feith TR U/A 03/07/97 The Dalck Feith Revocable Trust 8134 High School Road Elkins Park, PA 19027-2453	44,022	0.03
Edward F. Mitchell 111 Carlson Lane Stevensville, MD 21666	42,314	0.02
Walter Lokot & Franke D. Lokot JT TEN 3660 Emily Lane Sarasota, FL 34238	39,000	0.02
Pauline M. Cypert 4501 Arlington Blvd, Apt 412 Arlington, VA 22203	35,823	0.02
Laura Jane Groff & Richard D. Groff TR UA Dec 22 99 The Laur Jane Groff Revocable Trust 12408 Tampico Way Silver Spring, MD 20904	32,477	0.02
Robert S. Brown 5615 Atlantic Avenue Ventnor, NJ 08406-2816	30,597	0.02
Daniel Welebir 5801 Wisconsin Avenue Chevy Chase, MD 20815	27,903	0.01
Marshall A. Pickett 2405 Driver Pl. District Heights, MD 20747-22	25,597	0.01
Douglas J. Feith TR Deft Trust DTD 05/17/91 P O Box 368 Jenkintown, PA 19046	24,045	0.01
Eric K. Antheil 414 Obo Drive Davenport, FL 33837	22,587	0.01
Jimmie G. Deoudes & Thelma J. Deoudes JT TEN Lazy D 14840 Mockingbird Drive Darnestown, MD 20874	22,500	0.01
b)

Number of shareholders of record each holding 1,000 shares or more, and aggregate number of shares so held.

At September 10,2002, there were 1,090 shareholders holding 1,000 shares or more. The aggregate number of shares held by these shareholders was 129,477,859.

c)

Number of shareholders of record each holding less than 1,000 shares and the aggregate number of shares so held.

At September 10,2002, there were 71,927 shareholders holding less than 1,000 shares. The aggregate number of shares held by these shareholders was 15,467,678.

OFFICERS, DIRECTORS AND EMPLOYEES
16.
a)

Positions and Compensation of Officers and Directors. Give name and address of each director and officer (including any person who performs similar functions) of the registrant, of each subsidiary company thereof, and of each mutual service company which is a member of the same holding company system. Opposite the name of each such individual give the title of every such position held by him and briefly describe each other employment of such individual by each such company.

State the present rate of compensation on an annual basis for each director whose aggregate compensation from all such companies exceeds $1,000 per year, and of each officer whose aggregate compensation from such companies is at the rate of $20,000 or more per year. In the event any officer devotes only part of his time to a company or companies in the system this fact should be indicated by appropriate footnote. Such compensation for such part time should be computed on an annual rate and if such annual rate exceeds $20,000 the actual compensation as well as annual rate should also be reported.

b)

Compensation of Certain Employees. As to regular employees of such companies who are not directors or officers of any one of them, list the name, address, and aggregate annual rate of compensation of all those who receive $20,000 or more per year from all such companies.

c)

Indebtedness to System Companies. As to every such director, trustee or officer as aforesaid, who is indebted to any one of such companies, or on whose behalf any such company has now outstanding and effective any obligation to assume or guarantee payment of any indebtedness to another, and whose total direct and contingent liability to such company exceeds the sum of $1,000, give the name of such director, trustee, or officer, the name of such company, and describe briefly the nature and amount of such direct and contingent obligations.

d)	Contracts. If any such director, trustee, or officer as aforesaid:
(1)	has an existing contract with any such company (exclusive of an employment contract which provides for no compensation other than that set forth in paragraph (a) of this Item); or,

(2)

either individually or together with the members of his immediate family, owns, directly or indirectly, 5% or more of the voting securities of any third person with whom any such company has an existing contract; or,

(3)

has any other beneficial interest in an existing contract to which any such company is a party; describe briefly the nature of such contract, the names of the parties thereto, the terms thereof, and the interest of such officer, trustee, or director therein.

Information required to be disclosed pursuant to items 16(a) through 16(e) is not set forth herein. In lieu thereof, information in respect thereof will be set forth in the Proxy Statement of Pepco Holdings to be distributed in connection with the 2003 Annual Meeting of Shareholders of Pepco Holdings. Such information will be incorporated by reference herein via amendment. Prior to the Merger, the officers and directors of Pepco Holdings were officers and/or directors of Pepco and Conectiv. Information regarding the positions and compensation of officers and directors of Pepco prior to the Merger is set forth in Pepco's Form 10-K for the year ended December 31, 2002, which is hereby incorporated by reference. Information regarding the positions and compensation of officers and directors of Conectiv prior to the Merger is set forth in Conectiv's Form 10-K for the year ended December 31, 2002, which is hereby incorporated by reference.

e)

Banking Connections. If any such director, trustee, or officer is an executive officer, director, partner, appointee, or representative of any bank, trust company, investment banker, or banking association or firm, or of any corporation a majority of whose stock having the unrestricted right to vote for the election of directors, is owned by any bank, trust company, investment banker, or banking association or firm, state the name of such director or officer, describe briefly such other positions held by him and indicate which of the rules under Section 17(c) authorizes the registrant and subsidiary companies of which he is a director or officer to retain him in such capacity.

Peter F. O'Malley is a director of Pepco Holdings and Legg Mason, Inc. He is eligible to serve as a director of Pepco Holdings pursuant to Rule 70(b)(4).
INTERESTS OF TRUSTEES IN SYSTEM COMPANIES
17.

Describe briefly the nature of any substantial interest which any trustee under indentures executed in connection with any outstanding issue of securities of the registrant or any subsidiary thereof, has in either the registrant or such subsidiary, and any claim which any such trustee may have against registrant or any subsidiary; provided, however, that it shall not be necessary to include in such description any evidences of indebtedness owned by such trustee which were issued pursuant to such an indenture.

To the best knowledge of PHI management, there is no such interest.

SERVICE, SALES, AND CONSTRUCTION CONTRACTS
18.

As to each service, sales, or construction contract (as defined in paragraphs (19) to (21) of Section 2(a) of the Act) which the registrant and any subsidiary company thereof has had in effect within the last three months, describe briefly the nature of such contract, the name and address of the parties thereto, the dates of execution and expiration, and the compensation to be paid thereunder. Attach typical forms of any such contracts as an exhibit to this registration statement. If the other party to any such contract is a mutual service company or a subsidiary service company which is a member of the same holding company system as the registrant and as to which the Commission has made a favorable finding in accordance with Rule 13-22, specific reference may be made to the application or declaration filed by such company pursuant to Rule 13-22 and no further details need be given as to such contracts.

The affiliate contract listed below is attached as Exhibit H-1 hereto:

Exhibit No.	Description
H-1	Service Agreement between PHI Service Company and affiliated subsidiaries of PHI (filed as Exhibit J-1 to the Application-Declaration of PHI on Form U-1, as amended, in File No. 70-9913).
LITIGATION
19.

Describe briefly any existing litigation of the following descriptions, to which the registrant or any subsidiary company thereof is a party, or of which the property of the registrant or any such subsidiary company is the subject, including the names of the parties and the court in which such litigation is pending:

(1)	Proceedings to enforce or to restrain enforcement of any order of a State commission or other governmental agency;
(2)	Proceedings involving any franchise claimed by any such company;
(3)

Proceedings between any such company and any holder, in his capacity as such, of any funded indebtedness or capital stock issued, or guaranteed by such company, or between any such company and any officer thereof;

(4)	Proceedings in which any such company sues in its capacity as owner of capital stock or funded indebtedness issued or guaranteed by any other company;
(5)	Each other proceeding in which the matter in controversy, exclusive of interest and costs, exceeds an amount equal to 2% of the debit accounts shown on the most recent balance sheet of such company.

Information regarding litigation involving PHI and its subsidiaries is set forth in the following documents, the applicable portions of which are hereby incorporated by reference: Item 1 of Part II in Pepco's quarterly report on Form 10-Q for the period ended June 30, 2002; (File No. 1-1072); Item 1of Part II in Conectiv's quarterly report on Form 10-Q for the period ended June 30, 2002 (File No. 1-13895); Item 1of Part II in ACE's quarterly report on Form 10-Q for the period ended June 30, 2002 (File No. 1-3559); and Item 1 of Part II in Delmarva's quarterly report on Form 10-Q for the period ended June 30, 2002 (File No. 1-1405).

EXHIBITS

EXHIBIT A. Furnish a corporate chart showing graphically relationships existing between the registrant and all subsidiary companies thereof as of the same date as the information furnished in the answer to Item 8. The chart should show the percentage of each class voting securities of each subsidiary owned by the registrant and by each subsidiary company.

A corporate chart of PHI and its subsidiaries has been provided as Exhibit A-1.

EXHIBIT B. With respect to the registrant and each subsidiary company thereof, furnish a copy of the charter, articles of incorporation, trust agreement, voting trust agreement, or other fundamental document of organization, and a copy of its bylaws, rules, and regulations, or other instruments corresponding thereto. If such documents do not set forth fully the rights, priorities, and preferences of the holders of each class of capital stock described in the answer to Item 8(b) and those of the holders of any warrants, options or other securities described in the answer to Item 8(d), and of any limitations on such rights, there shall also be included a copy of each certificate, resolution, or other document establishing or defining such rights and limitations. Each such document shall be in the amended form effective at the date of filing the registration statement or shall be accompanied by copies of any amendments to it then in effect.

Filed herewith. See Exhibit Index.

EXHIBIT C.

(a)

With respect to each class of funded debt shown in the answers to Items 8(a) and 8(c), submit a copy of the indenture or other fundamental document defining the rights of the holders of such security, and a copy of each contract or other instrument evidencing the liability of the registrant or a subsidiary company thereof as endorser or guarantor of such security. Include a copy of each amendment of such document and of each supplemental agreement, executed in connection therewith. If there have been any changes of trustees thereunder, such changes, unless otherwise shown, should be indicated by notes on the appropriate documents. No such indenture or other document need be filed in connection with any such issue if the total amount of securities that are now, or may at any time hereafter, be issued and outstanding thereunder does not exceed either $1,000,000 or an amount equal to 10% of the total of the debit accounts shown on the most recent balance sheet of the registrant or subsidiary company which issued or guaranteed such securities or which is the owner of property subject to the lien of such securities, whichever of said sums is the lesser.

Filed herewith. See Exhibit Index.
(b)

As to each outstanding and uncompleted contract or agreement entered into by registrant or any subsidiary company thereof relating to the acquisition of any securities, utility assets (as defined in section 2(a)(18) of the Act), or any other interest in any business, submit a copy of such contract or agreement and submit details of any supplementary understandings or arrangements that will assist in securing an understanding of such transactions.

None as of September 30, 2002

EXHIBIT D. A consolidating statement of income and surplus of the registrant and its subsidiary companies for its last fiscal year ending prior to the date of filing this registration statement, together with a consolidating balance sheet of the registrant and its subsidiary companies as of the close of such fiscal year.

Financial statements will be included in Form U5S for the year ended December 31, 2002 to be filed by Pepco Holdings on or before May 1, 2003. Such financial statements will be incorporated herein by reference via amendment.

EXHIBIT E. For each public utility company and natural gas producing and pipe line property in the holding company system of the registrant, furnish the following maps (properties of associate companies operating in contiguous or nearby areas may be shown on the same map, provide property and service areas of each company are shown distinctively).

(1)	Map showing service area in which electric service is furnished, indicating the names of the companies serving contiguous areas.
Incorporated by reference to Exhibits D-1, D-2 and D-3 to the Application-Declaration on Form U-1 (70-9913) filed with the Commission on July 20, 2001.
(2)	Electric system map showing location of electric property (exclusive of local distribution lines) owned and/or operated, and information as follows:
(a)	Generating plants--kind and capacity;
(b)	Transmission lines--voltage, number of circuits, kind of supports, kind and size of conductors;
(c)	Transmission substations--capacity.
(d)	Distribution substations--capacity.
(e)	Points of interconnection with all other electric utility companies and with all electrical enterprises operated by municipal or governmental agencies, giving names of such companies and enterprises;
Incorporated by reference to Exhibits D-1, D-2 and D-3 to the Application-Declaration on Form U-1 (70-9913) filed with the Commission on July 20, 2001.
(3)	Map showing service area in which gas service is furnished, indicating the names of companies serving contiguous areas;
Incorporated by reference to Exhibit D-2 to the Application-Declaration on Form U-1 (70-9913) filed with the Commission on July 20, 2001.
(4)	Gas system map showing location of gas property (exclusive of low pressure local distribution lines) owned and/or operated, and information as follows:
(a)	Generating plants--kind and daily capacity;
(b)	Holders--kind and capacity;
(c)	Compressor stations--capacity in horsepower;
(d)	Transmission pipe lines--size, approximate average transmission pressure and the estimated daily delivery capacity of the system;
(e)	Points of interconnection with all other private and public gas utilities, pipe lines, or producing enterprises; giving names of such companies and other enterprises;
(f)	General location and outline of gas producing and reserve areas and diagrammatic location of gathering lines.

Incorporated by reference to Exhibit D-2 to the Application-Declaration on Form U-1 (70-9913) filed with the Commission on July 20, 2001.

EXHIBIT F. Furnish an accurate copy of each annual report for the last fiscal year ending prior to the date of the filing of this registration statement, which the registrant and each subsidiary company thereof has previously submitted to its stockholders. For companies for which no reports are submitted the reason for omission should be indicated; provided that electronic filers shall submit such reports in paper format only under cover of Form SE.

The Annual Report for Pepco for the period ending December 31, 2001 is incorporated by reference to the filing on Form 10-K dated March 29, 2002. The Annual Report for Conectiv for the period ending December 31, 2001 is incorporated by reference to the filing on Form 10-K dated March 19, 2002. The Annual Report for ACE for the period ending December 31, 2001 is incorporated by reference to the filing on Form 10-K dated March 27, 2002. The Annual Report for Delmarva for the period ended December 31, 2001 is incorporated by reference to the filing on Form 10-K dated March 27, 2002.

EXHIBIT G. Furnish a copy of each annual report which the registrant and each public utility subsidiary company thereof shall have filed with any State Commission having jurisdiction to regulate public utility companies for the last fiscal year ending prior to the date of filing this registration statement. If any such company shall have filed similar reports with more than one such State commission, the registrant need file a copy of only one of such reports provided that notation is made of such fact, giving the names of the different commissions with which such report was filed, and setting forth any differences between the copy submitted and the copies filed with such other commissions. In the event any company submits an annual report to the Federal Power Commission but not to a State commission, a copy of such report should be furnished. In the case of a registrant or any public utility subsidiary company for which no report is appended the reasons for such omission should be indicated such as "No such reports required or filed;" provided that electronic filers shall submit such reports in paper format only under cover of Form SE.

Exhibit G-5 2001 Annual Report of Pepco to the Maryland Public Service Commission (FERC Form 1)
Exhibit G-6 2001 Annual Report of Pepco to the District of Columbia Public Service Commission (FERC Form 1)
Exhibit G-7 2001 Annual Report of ACE to the New Jersey Board of Public Utilities (FERC Form 1)
Exhibit G-8 2001 Annual Report of Delmarva to the Delaware Public Service Commission (FERC Form 1 and FERC Form 2)
Exhibit G-9 2001 Annual Report of Delmarva to the Virginia State Corporation Commission (FERC Form 1)
Exhibit G-10 2001 Annual Report of Delmarva to the Maryland Public Service Commission (FERC Form 1)
EXHIBIT H. Typical forms of service, sales, or construction contracts described in answer to Item 18. See Exhibit H-1. This registration statement comprises:
(a)	A cover page, followed by pages numbered 2 to 83 consecutively.
(b)	The following Exhibits: the Exhibits shown on the attached exhibit index.

SIGNATURE

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the registrant has caused this Amendment No. 1 to the registration statement to be duly signed on its behalf in the District of Columbia, on the 13th day of February, 2003.

PEPCO HOLDINGS, Inc. /s/ Anthony J. Kamerick Anthony J. Kamerick Vice President and Treasurer
Attest: /s/ EllenSheriff Rogers Vice President and Secretary
VERIFICATION

District of Columbia

The undersigned, being duly sworn, deposes and says that he has duly executed the attached Amendment No. 1 to the registration statement dated February 13, 2003, for and on behalf of Pepco Holdings, Inc.; that he is the Vice President and Treasurer of such company; and that all action by stockholders, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. Deponent further says that he is familiar with such instrument and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

/s/ Anthony J. Kamerick
Subscribed and sworn to before me this 13th day of February, 2003. /s/ Lisa A. Poole My commission expires: 7/31/07
INDEX OF EXHIBITS
EXHIBIT NUMBER	DESCRIPTION
A-1	Corporate chart of Pepco Holdings, Inc. and Subsidiaries (previously filed on Form SE).
B	Charters and Bylaws.
C	Principal Financing Documents
G-1	2001 Annual Report of Pepco to the Federal Energy Regulatory Commission (FERC Form 1) (previously filed on Form SE).
G-2	2001 Annual Report of ACE to the Federal Energy Regulatory Commission (FERC Form 1) (previously filed on Form SE).
G-3	2001 Annual Report of Delmarva to the Federal Energy Regulatory Commission (FERC Form 1) (previously filed on Form SE).
G-4	2001 Annual Report of Delmarva to the Federal Energy Regulatory Commission (FERC Form 2) (previously filed on Form SE).
G-5	2001 Annual Report of Pepco to the Maryland Public Service Commission. (Required annual report is FERC Form 1 which was previously filed as Exhibit G-1)
G-6	2001 Annual Report of Pepco to the District of Columbia Public Service Commission. (Required annual report is FERC Form 1 which was previously filed as Exhibit G-1)
G-7	2001 Annual Report of ACE to the New Jersey Board of Public Utilities (Required annual report is FERC Form 1 which was previously filed as Exhibit G-2).
G-8

2001 Annual Report of Delmarva to the Delaware Public Service Commission (Required annual reports are FERC Form 1 and FERC Form 2. FERC Form 1 was previously filed as Exhibit G-3. FERC Form 2 was previously filed as Exhibit G-4. Both forms were previously filed on Form SE).

G-9	2001 Annual Report of Delmarva to the Virginia State Corporation Commission (Required annual report is FERC Form 1 which was previously filed as Exhibit G-3).
G-10	2001 Annual Report of Delmarva to the Maryland Public Service Commission. (Required annual report is FERC Form 1 which was previously filed as Exhibit G-3)
H-1	Typical PHI System service agreement (incorporated by reference to the filing on Form U-1 (File No. 70-9913; Exhibit J-1).
Exhibit B
ACE REIT, Inc.
B.1.1	Certificate of Incorporation (filed with Conectiv's 1999 Form U5S)
B.1.2	Certificate of Amendment of Certificate of Incorporation (filed with Conectiv's 2001 Form U5S)
B.1.3	Certificate of Amendment of Certificate of Incorporation (filed herewith)
B.1.4	Amended and Restated Bylaws (filed with Conectiv's 2001 Form U5S)
Aircraft International Management Company
B.2.1	Restated Certificate of Incorporation (filed herewith)
B.2.2	By-Laws (filed herewith)
Aircraft Leasing Associates, L.P.
B.3.1	Second Amended and Restated Certificate of Limited Partnership (filed herewith)
B.3.2	Amended and Restated Certificate of Limited Partnership (filed herewith)
B.3.3	Agreement of Limited Partnership (filed herewith)
B.3.4	Certificate of Limited Partnership (filed herewith)
B.3.5	Amended and Restated Agreement of Limited Partnership (filed herewith)
American Energy Partnership
B.4.1	Certificate of Incorporation (filed herewith)
B.4.2	By-Laws (filed herewith)
American L-B Energy Partnership
B.5.1	Joint Venture Partnership Agreement (filed herewith)
AMP Funding L.L.C.
B.6.1	Certificate of Formation (filed herewith)
B.6.2	Operating Agreement (filed herewith)
ATE Investments, Inc.
B.7.1	Certificate of Incorporation (filed herewith)
B.7.2	Bylaws (filed herewith)
B.7.3	Certificate of Merger - NJ (filed herewith)
B.7.4	Certificate of Merger - DE (filed herewith)
Atlantic City Electric Company
B.8.1	Restated Charter (filed herewith)
B.8.2	Articles of Restatement (filed herewith)
B.8.3	Restated Bylaws (filed herewith)
Atlantic City Electric Company Transition Funding LLC
B.9.1	Restated Limited Liability Company Agreement (confidential treatment requested)(filed herewith)
Atlantic Generation, Inc.
B.10.1	Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.10.2	Amended and Restated Bylaws (filed with Conectiv's 2001 Form U5S)
Atlantic Jersey Thermal Systems, Inc.
B.11.1	Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.11.2	Amended and Restated Bylaws (filed with Conectiv's 2001 Form U5S)
Atlantic Southern Properties, Inc.
B.12.1	Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.12.2	Certificate of Amendment to Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.12.3	Amended and Restated Bylaws (filed with Conectiv's 2001 Form U5S)
ATS Operating Services, Inc.
B.13.1	Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.13.2	Certificate for Renewal and Revival of Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.13.3	Amended and Restated Bylaws (filed with Conectiv's 2001 Form U5S)
Binghamton General, Inc.
B.14.1	Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.14.2	Amended and Restated Bylaws (filed with Conectiv's 2001 Form U5S)
Binghamton Limited, Inc.
B.15.1	Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.15.2	Amended and Restated Bylaws (filed with Conectiv's 2001 Form U5S)
Carbon Composite, LLC
B.16.1	Certificate to Restore Good Standing; Certificate of Amendment (filed herewith)
Conectiv
B.17.1	Restated Bylaws (filed herewith)
B.17.2	Restated Certificate of Incorporation (filed herewith)
Conectiv Atlantic Generation, L.L.C.
B.18.1	Certificate of Formation (filed with Conectiv's 2000 Form U5S)
Conectiv Bethlehem LLC (formerly Conectiv Bethlehem, Inc.)
B.19.1	Amended and Restated Certificate of Incorporation (filed herewith)
B.19.2	Certificate of Conversion (filed herewith)
B.19.3	Operating Agreement (confidential treatment requested) (filed herewith)
B.19.4	Certificate of Formation (filed herewith)
Conectiv Communications, Inc.
B.20.1	Restated Certificate of Incorporation (filed with Conectiv's 2001 Form U5S)
B.20.2	Certificate of Amendment of Certificate of Incorporation (filed with Conectiv's 2001 Form U5S)
B.20.3	Amended and Restated Bylaws (filed with Conectiv's 2001 Form U5S)
Conectiv Delmarva Generation, Inc.
B.21.1	Certificate of Incorporation (filed with Conectiv's 1999 Form U5S)
B.21.2	Certificate of Ownership and Merger (filed with Conectiv's 2000 Form U5S)
B.21.3	Certificate of Amendment of Certificate of Incorporation (filed with Conectiv's 2001 Form U5S)
B.21.4	Amended and Restated Bylaws (filed with Conectiv's 2001 Form U5S)
Conectiv Energy Holding Company
B.22.1	Certificate of Incorporation (filed with Conectiv's 2000 Form U5S)
B.22.2	Certificate of Amendment of Certificate of Incorporation (filed with Conectiv's 2001 Form U5S)
B.22.3	Amended and Restated Bylaws (filed with Conectiv's 2001 Form U5S)
Conectiv Energy Supply, Inc.
B.23.1	Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.23.2	Certificate of Amendment of Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.23.3	Certificate of Amendment of Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.23.4	Certificate of Amendment of Certificate of Incorporation (filed with Conectiv's 2001 Form U5S)
B.23.5	Amended and Restated Bylaws (filed with Conectiv's 2001 Form U5S)
Conectiv Mid-Merit, Inc.
B.24.1	Certificate of Amendment of Certificate of Incorporation (filed with Conectiv's 2000 Form U5S)
B.24.2	Certificate of Amendment of Certificate of Incorporation (filed with Conectiv's 2001 Form U5S)
B.24.3	Amended and Restated Bylaws (filed with Conectiv's 2001 Form U5S)
Conectiv Operating Services Company
B.25.1	Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.25.2	Certificate of Amendment of Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.25.3	Certificate of Amendment of Certificate of Incorporation (filed with Conectiv's 2001 Form U5S)
B.25.4	Amended and Restated Bylaws (filed with Conectiv's 2001 Form U5S)
Conectiv Pennsylvania Generation, Inc.
B.26.1	Certificate of Incorporation (filed herewith)
B.26.2	Certificate of Amendment of Certificate of Incorporation (filed herewith)
B.26.3	Bylaws (filed herewith)
Conectiv Plumbing, L.L.C.
B.27.1	Certificate of Formation (filed with Conectiv's 1998 Form U5S)
B.27.2	Operating Agreement (filed with Conectiv's 1998 Form U5S)
Conectiv Properties and Investments, Inc.
B.28.1	Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.28.2	Certificate of Amendment of Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.28.3	Certificate of Merger (filed with Conectiv's 2000 Form U5S)
B.28.3	Amended and Restated Bylaws (filed with Conectiv's 2001 Form U5S)
Conectiv Services, Inc.
B.29.1	Certificate of Incorporation (filed with Conectiv's 2000 Form U5S)
B.29.2	Certificate of Amendment of Certificate of Incorporation (filed with Conectiv's 2000 Form U5S)
B.29.3	Bylaws (filed with Conectiv's 2000 Form U5S)
Conectiv Solutions, LLC
B.30.1	Certificate of Formation (filed with Conectiv's 1998 Form U5S)
B.30.2	Limited Liability Company Agreement (filed with Conectiv's 1998 Form U5S)
Conectiv Thermal Systems, Inc.
B.31.1	Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.31.2	Certificate of Amendment of Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.31.3	Amended and Restated Bylaws (filed with Conectiv's 2001 Form U5S)
DCI II, Inc.
B.32.1	Articles of Incorporation (filed with Conectiv's 1998 Form U5S)
B.32.2	Bylaws (filed with Conectiv's 1998 Form U5S)
DCTC-Burney, Inc.
B.33.1	Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.33.2	Amended and Restated Bylaws (filed with Conectiv's 2001 Form U5S)
Delmarva Operating Services Company
B.34.1	Bylaws (filed herewith)
B.34.2	Certificate of Incorporation (filed herewith)
Delmarva Power & Light Company
B.35.1	Articles of Restatement (filed herewith)
B.35.2	Restated Bylaws (filed herewith)
B.35.3	Restated Charter (filed herewith)
B.35.4	Certificate of Correction (filed herewith)
Edison Capital Reserves Corporation
B.36.1	Certificate of Incorporation (filed herewith)
B.36.2	By-Laws (filed herewith)
Edison Place, LLC
B.37.1	Certificate of Formation (filed herewith)
B.37.2	Limited Liability Agreement (filed herewith)
Electro Ecology, Inc.
B.38.1	Restated Certificate of Incorporation (filed herewith)
B.38.2	By-Laws (filed herewith)
Energy and Telecommunications Services, LLC
B.39.1	Certificate of Formation (filed herewith)
B.39.2	Limited Liability Agreement (filed herewith)
Energy Systems North East, LLC
B.40.1	Certificate of Formation (filed with Conectiv's 2000 U5S)
B.40.2	Limited Liability Company Agreement (filed with Conectiv's 2000 Form U5S)
Engineered Services, Inc.
B.41.1	Certificate of Amendment (filed herewith)
B.41.2	Certificate of Incorporation (filed herewith)
B.41.3	Operating Agreement (filed herewith)
Fauquier Landfill Gas, LLC
B.42.1	Certificate of Formation (filed herewith)
B.42.2	By-Laws (filed herewith)
B.42.3	Operating Agreement (filed herewith)
Friendly Skies, Inc.
B.43.1	By-Laws (filed herewith)
B.43.2	Articles of Incorporation (filed herewith)
G&L Mechanical Services, Inc.
B.44.1	Certificate of Incorporation (filed herewith)
B.44.2	By-Laws (filed herewith)
Gridco International L.L.C.
B.45.1	Limited Liability Company Agreement (filed herewith)
Harmans Building Associates
B.46.1	General Partnership Agreement (filed herewith)
King Street Assurance Ltd.
B.47.1	Certificate of Incorporation (filed with Conectiv's 1999 Form U5S)
B.47.2	Bylaws (filed with Conectiv's 1999 Form U5S)
KJC Operating Company
B.48.1	Articles of Incorporation (filed herewith)
B.48.2	By-Laws (filed herewith)
Kramer Junction Company
B.49.1	By-Laws (filed herewith)
B.49.2	Certificate of Amendment of Articles of Incorporation (filed herewith)
B.49.3	Certificate of Amendment of Incorporation (filed herewith)
B.49.4	Articles of Incorporation (filed herewith)
Linpro Harmans Land LTD Partnership
B.50.1	Amended and Restated Limited Partnership Agreement (filed herewith)
B.50.2	Certificate of Limited Partnership, LLP (filed herewith)
Luz Solar Partners, Ltd., III
B.51.1	Agreement of Limited Partnership (filed herewith)
B.51.2	Amendment to Certificate of Limited Partnership (filed herewith)
Luz Solar Partners, Ltd., IV
B.52.1	Agreement of Limited Partnership (filed herewith)
Luz Solar Partners, Ltd., V
B.53.1	Agreement of Limited Partnership (filed herewith)
Luz Solar Partners, Ltd., VI
B.54.1	Agreement of Limited Partnership (filed herewith)
B.54.2	Amendment to Certificate of Limited Partnership (filed herewith)
Luz Solar Partners, Ltd., VII
B.55.1	First Amended and Restated Agreement of Limited Partnership (filed herewith)
B.55.2	Amendment to Certificate of Limited Partnership (filed herewith)
MET Electrical Testing Company, Inc.
B.56.1	Certificate of Incorporation (filed herewith)
B.56.2	By-Laws (filed herewith)
Microcell Corporation
B.57.1	Articles of Restatement (filed herewith)
B.57.2	By-Laws (filed herewith)
Millenium Account Services, LLC
B.58.1	Certificate of Formation (filed with Conectiv's 1999 Form U5S)
B.58.2	Limited Liability Company Operating Agreement (filed with Conectiv's 1999 Form U5S)
Nextgate, Inc.
B.59.1	Certificate of Incorporation (filed herewith)
B.59.2	By-Laws (filed herewith)
PCI Air Management Corporation
B.60.1	Articles of Incorporation (filed herewith)
B.60.2	By-Laws (filed herewith)
PCI Air Management Partners, LLC
B.61.1	Operating Agreement (filed herewith)
PCI Energy Corporation
B.62.1	Certificate of Incorporation (filed herewith)
B.62.2	By-Laws (filed herewith)
PCI Engine Trading, Ltd.
B.63.1	By-Laws (filed herewith)
B.63.2	Certificate of Incorporation (filed herewith)
PCI Ever, Inc.
B.64.1	By-Laws (filed herewith)
B.64.2	Certificate of Incorporation (filed herewith)
PCI Holdings, Inc.
B.65.1	By-Laws (filed herewith)
B.65.2	Certificate of Incorporation (filed herewith)
PCI Netherlands Corporation
B.66.1	Articles of Incorporation (filed herewith)
B.66.2	By-Laws (filed herewith)
PCI Nevada Investments
B.67.1	Agreement of Partnership (filed herewith)
B.67.2	Registration of Trade Names, Partnerships and Associations (filed herewith)
PCI Queensland Corporation
B.68.1	Articles of Incorporation (filed herewith)
B.68.2	By-Laws (filed herewith)
PCI-BT Ventures
B.69.1	Joint Venture Agreement (filed herewith)
PCI-BT Investing, LLC
B.70.1	Certificate of Formation (filed herewith)
B.70.2	Operating Agreement (filed herewith)
PCI-BT Ventures
B.71.1	Joint Venture Agreement (filed herewith)
Pedrick Gen., Inc.
B.72.1	Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.72.2	Amended and Restated Bylaws (filed with Conectiv's 2001 Form U5S)
Pepco Building Services, Inc.
B.73.1	Certificate of Incorporation (filed herewith)
B.73.2	By-Laws (filed herewith)
Pepco Communications, Inc.
B.74.1	Certificate of Formation (filed herewith)
B.74.2	By-Laws (filed herewith)
Pepco Communications, LLC
B.75.1	Certificate of Formation (filed herewith)
B.75.2	Limited Liability Company Agreement (filed herewith)
Pepco Energy Company
B.76.1	Certificate of Incorporation (filed herewith)
B.76.2	By-Laws (filed herewith)
Pepco Energy Services, Inc.
B.77.1	Articles of Incorporation (filed herewith)
B.77.2	By-Laws (filed herewith)
Pepco Enterprises, Inc.
B.78.1	Articles of Incorporation (filed herewith)
B.78.2	By-Laws (filed herewith)
Pepco Holdings, Inc.
B.79.1	Restated Certificate of Incorporation (filed with Pepco Holdings' Current Report on Form 8-K for the period 8/1/02)
B.79.2	By-Laws (filed with Pepco Holdings' Current Report on Form 8-K for the period 8/1/02)
Pepco Technologies, LLC
B.80.1	Certificate of Formation (filed herewith)
B.80.2	Limited Liability Company Agreement (filed herewith)
PepMarket.com LLC
B.81.1	Certificate of Formation (filed herewith)
B.81.2	Restated and Amended Limited Liability Agreement (filed herewith)
PHI Operating Services Company
B.82.1	Bylaws (filed herewith)
B.82.2	Certificate of Incorporation (filed herewith)
PHI Service Company (formerly Conectiv Resource Partners, Inc.)
B.83.1	Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.83.2	Certificate of Amendment of Certificate of Incorporation (filed with Conectiv's 2001 Form U5S)
B.83.3	Bylaws (filed herewith)
POM Holdings, Inc.
B.84.1	Certificate of Incorporation (filed herewith)
B.84.2	By-Laws (filed herewith)
Potomac Aircraft Leasing Corporation
B.85.1	Articles of Incorporation (filed herewith)
B.85.2	By-Laws (filed herewith)
Potomac Capital Investment Corporation
B.86.1	Certificate of Incorporation (filed herewith)
B.86.2	By-Laws (filed herewith)
Potomac Capital Joint Leasing Corporation
B.87.1	Certificate of Incorporation (filed herewith)
B.87.2	By-Laws (filed herewith)
Potomac Capital Markets Corporation
B.88.1	Certificate of Incorporation (filed herewith)
B.88.2	By-Laws (filed herewith)
Potomac Delaware Leasing Corporation
B.89.1	Certificate of Incorporation (filed herewith)
B.89.2	By-Laws (filed herewith)
Potomac Electric Power Company
B.90.1	Articles of Incorporation (Filed with Pepco's Quarterly Report on Form 10-Q for quarter ending 9/30/02)
B.90.2	By-Laws (Filed with Pepco's Quarterly Report on Form 10-Q for quarter ending 9/30/02)
Potomac Electric Power Company Trust I
B.91.1	Certificate of Trust (Filed as Ex. 4.1 to Registration Statement No. 333-51241 on 4/2/98)
B.91.2	Form of Amended and Restated Declaration of Trust (Filed as Ex. 4.3 to Amendment No. 1 to Registration Statement No. 333-51241 on 5/7/98)
Potomac Equipment Leasing Corporation
B.92.1	Articles of Incorporation (filed herewith)
B.92.2	By-Laws (filed herewith)
Potomac Harmans Corporation
B.93.1	Articles of Incorporation (filed herewith)
B.93.2	By-Laws (filed herewith)
Potomac Leasing Associates, LP
B.94.1	Third Amended and Restated Agreement of Limited Partnership (filed herewith)
B.94.2	Certificate of Limited Partnership (filed herewith)
Potomac Nevada Corporation
B.95.1	Articles of Incorporation (filed herewith)
B.95.2	By-Laws (filed herewith)
Potomac Nevada Leasing Corporation
B.96.1	Articles of Incorporation (filed herewith)
B.96.2	By-Laws (filed herewith)
Potomac Nevada Investment, Inc.
B.97.1	Articles of Incorporation (filed herewith)
B.97.2	By-Laws (filed herewith)
Potomac Power Resources, Inc.
B.98.1	Certificate of Incorporation (filed herewith)
B.98.2	By-Laws (filed herewith)
RAMP Investments, LLC
B.99.1	Certificate of Formation (filed herewith)
B.99.2	Operating Agreement (filed herewith)
Seaboard Mechanical Services, Inc.
B.100.1	Certificate of Amendment to Certificate of Incorporation (filed herewith)
B.100.2	By-Laws (filed herewith)
B.100.3	Certificate of Incorporation (filed herewith)
Severn Cable LLC
B.101.1	Limited Liability Company Agreement (filed herewith)
B.l01.2	Certificate of Formation (filed herewith)
Severn Construction, LLC
B.102.1	Limited Liability Agreement (filed herewith)
B.102.2	Certificate of Formation (filed herewith)
Starpower Communications, LLC
B.103.1	Certificate of Formation (filed herewith)
B.103.2	LLC Operating Agreement (confidential treatment requested)(filed herewith)
B.103.3	Amended and Restated Operating Agreement (confidential treatment requested) (filed herewith)
Substation Test Company, Inc.
B.104.1	By-Laws (filed herewith)
B.104.2	Certificate of Amendment to Certificate of Incorporation (filed herewith)
B.104.3	Certificate of Incorporation (filed herewith)
Unitemp, Inc.
B.105.1	Certificate of Incorporation (filed herewith)
B.105.2	By-Laws (filed herewith)
Vineland Ltd., Inc.
B.106.1	Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.106.2	Amended and Restated Bylaws (filed with Conectiv's 2001 Form U5S)
Vineland General, Inc.
B.107.1	Certificate of Incorporation (filed with Conectiv's 1998 Form U5S)
B.107.2	Amended and Restated Bylaws as amended July 31, 2001 (filed with Conectiv's 2001 Form U5S)
W. A. Chester Corporation
B.108.1	By-Laws (filed herewith)
B.108.2	Certificate of Incorporation (filed herewith)
W. A. Chester, LLC
B.109.1	Certificate of Amendment (filed herewith)
B.109.2	Certificate of Formation (filed herewith)
B.109.3	Operating Agreement (filed herewith)

Exhibit C
Exhibit	Document
C-1

Credit Agreement dated as of August 1, 2002, among Pepco Holdings, Inc., Potomac Electric Power Company, Delmarva Power & Light Company, Atlantic City Electric Company, Bank One, NA, as agent and the Lenders named therein (incorporated by reference to the Current Report on Form 8-K filed by Pepco Holdings, Inc. on August 1, 2002

C-2

Indenture For Unsecured Debt Securities)) dated as of September 6, 2002 from Pepco Holdings, Inc. to The Bank of New York (incorporated by reference to the Registration Statement filed by Pepco Holdings, Inc. on October 10, 2002 (333-100478))

C-3

Mortgage and Deed of Trust dated July 1, 1936 of Potomac Electric Power Company to the Bank of New York, as Successor Trustee (the "Pepco Mortgage") and the Supplemental Indenture to the Pepco Mortgage dated July, 1, 1936 (incorporated by reference to the First Amendment to the Registration Statement filed by Potomac Electric Power Company on June 19, 1936 (2-2232))

C-4

Supplemental Indentures to the Pepco Mortgage dated December 1, 1939 and December 10, 1939 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on January 3, 1940)

C-5	Supplemental Indenture to the Pepco Mortgage dated August 1, 1940 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on September 25, 1940)
C-6

Supplemental Indentures to the Pepco Mortgage dated July 15, 1942 and August 10, 1942 (incorporated by reference to the Post-Effective Amendment to the Registration Statement filed by Potomac Electric Power Company on June 19, 1936 (2-5032))

C-7	Supplemental Indenture to the Pepco Mortgage dated August 1, 1942 (incorporated by reference to the Form 8-A filed by Potomac Electric Power Company on October 8, 1942)
C-8	Supplemental Indenture to the Pepco Mortgage dated October 15, 1942 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on December 7, 1942)
C-9	Supplemental Indenture to the Pepco Mortgage dated October 15, 1947 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on October 15, 1947)
C-10

Supplemental Indenture to the Pepco Mortgage dated January 1, 1948 (incorporated by reference to the Post-Effective Amendment No. 2 to the Registration Statement filed by Potomac Electric Power Company on January 28, 1948 (2-7349))

C-11	Supplemental Indenture to the Pepco Mortgage dated December 31, 1948 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on April 13, 1949)
C-12

Supplemental Indenture to the Pepco Mortgage dated May 1, 1949 (incorporated by reference to the Post-Effective Amendment No. 1 to the Registration Statement filed by Potomac Electric Power Company on May 10, 1949 (2-7948))

C-13	Supplemental Indenture to the Pepco Mortgage dated December 31, 1949 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on February 8, 1950)
C-14	Supplemental Indenture to the Pepco Mortgage dated May 1, 1950 (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on May 8, 1950 (2-8430))
C-15	Supplemental Indenture to the Pepco Mortgage dated February 15, 1951 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on March 9, 1951)
C-16

Supplemental Indenture to the Pepco Mortgage dated March 1, 1952 (incorporated by reference to the Post-Effective Amendment No. 1 to the Registration Statement filed by Potomac Electric Power Company on March 12, 1952 (2-9435))

C-17	Supplemental Indenture to the Pepco Mortgage dated February 16, 1953 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on March 5, 1953)
C-18

Supplemental Indenture to the Pepco Mortgage dated May 15, 1953 (incorporated by reference to the Post-Effective Amendment No. 1 to the Registration Statement filed by Potomac Electric Power Company on May 26, 1953 (2-10246))

C-19

Supplemental Indentures to the Pepco Mortgage dated March 15, 1954 and March 15, 1955 (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on May 2, 1955 (2-11627))

C-20	Supplemental Indenture to the Pepco Mortgage dated May 16, 1955 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on July 6, 1955)
C-21	Supplemental Indenture to the Pepco Mortgage dated March 15, 1956 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on April 4, 1956)
C-22	Supplemental Indenture to the Pepco Mortgage dated June 1, 1956 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on July 2, 1956)
C-23	Supplemental Indenture to the Pepco Mortgage dated April 1, 1957, (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on February 5, 1958 (2-13884))
C-24	Supplemental Indenture to the Pepco Mortgage dated May 1, 1958, (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on November 10, 1958 (2-14518))
C-25	Supplemental Indenture to the Pepco Mortgage dated December 1, 1958 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on January 2, 1959)
C-26	Supplemental Indenture to the Pepco Mortgage dated December 1, 1958 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on January 2, 1959)
C-27

Supplemental Indenture to the Pepco Mortgage dated May 1, 1959 (incorporated by reference to the Amendment No. 1 to the Registration Statement filed by Potomac Electric Power Company on May 13, 1959 (2-15027))

C-28	Supplemental Indenture to the Pepco Mortgage dated November 16, 1959 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on January 4, 1960)
C-29	Supplemental Indenture to the Pepco Mortgage dated May 2, 1960, (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on November 9, 1960 (2-17286))
C-30

Supplemental Indentures to the Pepco Mortgage dated December 1, 1960 and April 3, 1961 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on April 24, 1961)

C-31	Supplemental Indenture to the Pepco Mortgage dated May 1, 1962, (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on January 25, 1963 (2-21037))
C-32	Supplemental Indenture to the Pepco Mortgage dated February 15, 1963 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on March 4, 1963)
C-33	Supplemental Indenture to the Pepco Mortgage dated May 1, 1963 (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on December 19, 1963 (2-21961))
C-34	Supplemental Indenture to the Pepco Mortgage dated April 23, 1964 (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on April 24, 1964 (2-22344))
C-35	Supplemental Indenture to the Pepco Mortgage dated May 15, 1964 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on June 2, 1964)
C-36	Supplemental Indenture to the Pepco Mortgage dated May 3, 1965 (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on March 16, 1966 (2-24655))
C-37	Supplemental Indenture to the Pepco Mortgage dated April 1, 1966 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on April 21, 1966)
C-38	Supplemental Indenture to the Pepco Mortgage dated June 1, 1966 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on April 11, 1967)
C-39

Supplemental Indenture to the Pepco Mortgage dated April 28, 1967 (incorporated by reference to the Post-Effective Amendment No. 1 to the Registration Statement filed by Potomac Electric Power Company on May 3, 1967 (2-26356))

C-40	Supplemental Indenture to the Pepco Mortgage dated May 1, 1967 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on June 1, 1967)
C-41	Supplemental Indenture to the Pepco Mortgage dated July 3, 1967 (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on January 25, 1968 (2-28080))
C-42	Supplemental Indenture to the Pepco Mortgage dated February 15, 1968 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on March 7, 1968)
C-43	Supplemental Indenture to the Pepco Mortgage dated May 1, 1968 (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on February 28, 1969 (2-31896))
C-44	Supplemental Indenture to the Pepco Mortgage dated March 15, 1969 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on April 8, 1969)
C-45	Supplemental Indenture to the Pepco Mortgage dated June 16, 1969 (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on January 27, 1970 (2-36094))
C-46	Supplemental Indenture to the Pepco Mortgage dated February 15, 1970 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on March 9, 1970)
C-47	Supplemental Indenture to the Pepco Mortgage dated May 15, 1970 (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on July 27, 1970 (2-38038))
C-48	Supplemental Indenture to the Pepco Mortgage dated August 15, 1970 (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on July 27, 1970 (2-38038))
C-49	Supplemental Indenture to the Pepco Mortgage dated September 1, 1971 (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on September 1, 1972 (2-45591))
C-50	Supplemental Indenture to the Pepco Mortgage dated September 15, 1972 (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on September 1, 1972 (2-45591))
C-51	Supplemental Indenture to the Pepco Mortgage dated April 1, 1973 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on May 9, 1973)
C-52	Supplemental Indenture to the Pepco Mortgage dated January 2, 1974 (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on December 5, 1973 (2-49803))
C-53

Supplemental Indenture to the Pepco Mortgage dated August 15, 1974 (incorporated by reference to the Amendment No. 1 to the Registration Statement filed by Potomac Electric Power Company on August 14, 1974 (2-51698))

C-54	Supplemental Indenture to the Pepco Mortgage dated June 15, 1977 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 19, 1981)
C-55	Supplemental Indenture to the Pepco Mortgage dated July 1, 1979 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 19, 1981)
C-56	Supplemental Indenture to the Pepco Mortgage dated June 16, 1981 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 19, 1982)
C-57	Supplemental Indenture to the Pepco Mortgage dated June 17, 1981 (incorporated by reference to Form 8-A filed by Potomac Electric Power Company on June 18, 1981)
C-58	Supplemental Indenture to the Pepco Mortgage dated December 1, 1981 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 19, 1982)
C-59

Supplemental Indenture to the Pepco Mortgage dated August 1, 1982 (incorporated by reference to the Amendment No. 1 to the Registration Statement filed by Potomac Electric Power Company on August 17, 1982 (2-78731))

C-60	Supplemental Indenture to the Pepco Mortgage dated October 1, 1982 (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on November 8, 1982)
C-61	Supplemental Indenture to the Pepco Mortgage dated April 15, 1983 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 23, 1984)
C-62	Supplemental Indenture to the Pepco Mortgage dated November 1, 1985 (incorporated by reference to Form 8-A filed by Potomac Electric Power Company on November 1, 1985)
C-63	Supplemental Indenture to the Pepco Mortgage dated March 1, 1986 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 28, 1986)
C-64	Supplemental Indenture to the Pepco Mortgage dated November 1, 1986 (incorporated by reference to Form 8-A filed by Potomac Electric Power Company on November 5, 1986)
C-65	Supplemental Indenture to the Pepco Mortgage dated March 1, 1987 (incorporated by reference to Form 8-A filed by Potomac Electric Power Company on March 2, 1987)
C-66	Supplemental Indenture to the Pepco Mortgage dated September 16, 1987 (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on October 30, 1987 (33-18229))
C-67	Supplemental Indenture to the Pepco Mortgage dated May 1, 1989 (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on June 16, 1989 (33-29382))
C-68	Supplemental Indenture to the Pepco Mortgage dated August 1, 1989 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 23, 1990)
C-69	Supplemental Indenture to the Pepco Mortgage dated April 5, 1990 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 29, 1991)
C-70	Supplemental Indenture to the Pepco Mortgage dated May 21, 1991 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 27, 1992)
C-71	Supplemental Indenture to the Pepco Mortgage dated May 7, 1992 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 26, 1993)
C-72	Supplemental Indenture to the Pepco Mortgage dated September 1, 1992 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 26, 1993)
C-73	Supplemental Indenture to the Pepco Mortgage dated November 1, 1992 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 26, 1993)
C-74	Supplemental Indenture to the Pepco Mortgage dated March 1, 1993 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 26, 1993)
C-75	Supplemental Indenture to the Pepco Mortgage dated March 2, 1993 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 26, 1993)
C-76	Supplemental Indenture to the Pepco Mortgage dated July 1, 1993 (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on August 11, 1993 (33-49973))
C-77	Supplemental Indenture to the Pepco Mortgage dated August 20, 1993 (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on September 23, 1993 (33-50377))
C-78	Supplemental Indenture to the Pepco Mortgage dated September 29, 1993 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 25, 1994)
C-79	Supplemental Indenture to the Pepco Mortgage dated September 30, 1993 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 25, 1994)
C-80	Supplemental Indenture to the Pepco Mortgage dated October 1, 1993 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 25, 1994)
C-81	Supplemental Indenture to the Pepco Mortgage dated February 10, 1994 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 25, 1994)
C-82	Supplemental Indenture to the Pepco Mortgage dated February 11, 1994 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 25, 1994)
C-83	Supplemental Indenture to the Pepco Mortgage dated March 10, 1995 (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on July 28, 1995 (33-61379))
C-84	Supplemental Indenture to the Pepco Mortgage dated September 6, 1995 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on April 1, 1996)
C-85	Supplemental Indenture to the Pepco Mortgage dated September 7, 1995 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on April 1, 1996)
C-86	Supplemental Indenture to the Pepco Mortgage dated October 2, 1997 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 26, 1998)
C-87	Supplemental Indenture to the Pepco Mortgage dated March 17, 1999 (incorporated by reference to the Annual Report on Form 10-K filed by Potomac Electric Power Company on March 27, 2000)
C-88

Indenture dated as of July 28, 1989, between Potomac Electric Power Company and The Bank of New York, Trustee (incorporated by reference to the Current Report on Form 8-K filed by Potomac Electric Power Company on June 21, 1990)

C-89	Form of Indenture (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on May 7, 1998 (333-51241))
C-90

Form of First Supplemental Indenture for the issuance of 7 3/8% Junior Subordinated Deferrable Interest Debentures due 2038 (incorporated by reference to the Registration Statement filed by Potomac Electric Power Company on July 28, 1995 (33-61379))

C-91

Indenture dated as of May 17, 1999 from Conectiv to Wachovia Trust Company, National Association, as Successor Trustee (incorporated by reference to the First Amendment to the Registration Statement filed by Conectiv on May 11, 1999 (333-72251))

C-92

Mortgage and Deed of Trust dated January 15, 1937 between Atlantic City Electric Company, as Successor Trustee (the "ACE Mortgage") and Supplemental Indentures through November 1, 1994 incorporated by reference to the Registration Statement (2-66280); Form 10-K for the year ended December 31, 1980; Form 10-Q for the quarter ended June 30, 1981; Form 10-K for the year ended December 31, 1983; Form 10-Q for the quarter ended March 31, 1984; Form 10-Q for the quarter ended June 30, 1984; Form 10-Q for the quarter ended September 30, 1985; Form 10-Q for the quarter ended March 31, 1986; Form 10-K for the year ended December 31, 1987; Form 10-Q for the quarter ended September 30, 1989; Form 10-K for the year ended December 31, 1990; Form 10-Q for the quarter ended September 30, 1993; Form 10-K for the year ended December 31, 1993; Form 10-Q for the quarter ended June 30, 1994; Form 10-Q for the quarter ended September 30, 1994; Form 10-K for the year ended December 31, 1994

C-93	Supplemental Indenture to ACE Mortgage dated March 1, 1997 (incorporated by reference to the Current Report on Form 8-K filed by Atlantic City Electric Company on March 24, 1997)
C-94

Indenture dated as of March 1, 1997 between Atlantic City Electric Company and the Bank of New York (incorporated by reference to the Current Report on Form 8-K filed by Atlantic City Electric Company on March 24, 1997)

C-95

Junior Subordinated Indenture dated as of October 1, 1996 by and between Atlantic City Electric Company and The Bank of New York, as Trustee (incorporated by reference to the Annual Report on Form 10-K filed by Atlantic City Electric Company for the year ended December 31, 1996)

C-96

Mortgage and Deed of Trust of Delmarva Power & Light Company to JPMorgan Chase Bank, as Successor Trustee, dated as of October 1, 1943 (the "Delmarva Mortgage") and copies of the First through Sixty-Eighth Supplemental Indentures) (incorporated by reference to the filing by Delmarva Power & Light Company of Registration Statement No. 33-1763)

C-97	Sixty-Ninth Supplemental Indenture to the Delmarva Mortgage (incorporated by reference to the filing by Delmarva Power & Light Company of Registration Statement No. 33-39756)
C-98	Seventieth through Seventy-Fourth Supplemental Indentures to the Delmarva Mortgage (incorporated by reference to the filing by Delmarva Power & Light Company of Registration Statement No. 33-24955)
C-99

Seventy-Fifth through Seventy-Seventh Supplemental Indentures to the Delmarva Mortgage (incorporated by reference to the filing by Delmarva Power & Light Company of Registration Statement No. 33-39756)

C-100	Seventy-Eighth and Seventy-Ninth Supplemental Indentures to the Delmarva Mortgage (incorporated by reference to the filing by Delmarva Power & Light Company of Registration Statement No. 33-46892)
C-101	Eightieth Supplemental Indenture to the Delmarva Mortgage (incorporated by reference to the filing by Delmarva Power & Light Company of Registration Statement No. 33-49750)
C-102	Eighty-First Supplemental Indenture to the Delmarva Mortgage (incorporated by reference to the filing by Delmarva Power & Light Company of Registration Statement No. 33-57652)
C-103	Eighty-Second Supplemental Indenture to the Delmarva Mortgage (incorporated by reference to the filing by Delmarva Power & Light Company of Registration Statement No. 33-63582)
C-104	Eighty-Third Supplemental Indenture to the Delmarva Mortgage (incorporated by reference to the filing by Delmarva Power & Light Company of Registration Statement No. 33-50453)
C-105	Eighty-Fourth through Eighty-Eighth Supplemental Indentures to the Delmarva Mortgage (incorporated by reference to the filing by Delmarva Power & Light Company of Registration Statement No. 33-53855)
C-106	Eighty-Ninth and Ninetieth Supplemental Indentures to the Delmarva Mortgage (incorporated by reference to the filing by Delmarva Power & Light Company of Registration Statement No. 333-00505)
C-107

Indenture between Delmarva Power & Light Company and JP Morgan Chase Bank, as Successor Trustee, dated as of November 1, 1988 (incorporated by reference to the filing by Delmarva Power & Light Company of Registration Statement No. 33-46892)

C-108

Indenture (for Unsecured Subordinated Debt Securities relating to Trust Securities) between Delmarva Power & Light Company and Wilmington Trust Company, as Trustee, dated as of October 1, 1996 (incorporated by reference to the filing by Delmarva Power & Light Company of Registration Statement No. 333-20715)